Exhibit 99

                     Information Incorporated by Reference
                               in Proxy Statement
                    from 2007 Annual Report to Shareholders
                      and Form 10-Q for the quarter ended
                      September 30, 2008 (without exhibits)

             (INFORMATION FROM 2007 ANNUAL REPORT TO SHAREHOLDERS)


Management's Discussion and Analysis of Financial Condition and Results of Operations

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of the Company, and should be read in conjunction with the Company's consolidated financial statements and related notes contained elsewhere herein. All dollar amounts are in thousands except for per share amounts, unless otherwise noted. Per share net income and net income, assuming dilution, have been adjusted to reflect stock dividends.

Critical Accounting Policies

         The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's financial statements. The Company's significant accounting policies are described in the footnotes to the consolidated financial statements.

         Certain accounting policies involve significant judgments and assumptions by management, which have a material effect on the carrying amounts of certain assets and liabilities. Management considers these accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable in the circumstances. Because of the nature of the judgments and assumptions made by management, however, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

         The Company believes the allowance for loan losses is a critical accounting estimate that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. Refer to the "Allowance for Loan Losses" section below for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.


Financial Condition

The major components of the Company's balance sheets are:

                                                        Years ended December 31,
                                                        ------------------------
                                                         2007             2006
                                                         ----             ----
                                                        (Dollars in thousands)
Total assets ...................................        $345,124        $300,310
Loans, net .....................................         259,786         224,338
Investments and federal funds sold .............          64,752          55,809
Cash and due from banks ........................           4,585           6,145
Total liabilities ..............................         322,657         280,840
Deposits .......................................         305,639         268,923
Short-term borrowings ..........................           5,000               -
Junior subordinated debt .......................           8,247           8,247
Shareholders' equity ...........................          22,467          19,470


        The increase in net loans during 2007 resulted from strong loan demand in the Company's market areas, especially with respect to commercial and residential real estate development and due to the opening of a new branch office in Anderson, SC. Real estate construction loans increased by $19,362, or 29.7%, over the 2006 amount and loans secured by mortgages of real estate increased by $7,960, or 6.6%. Commercial, financial and industrial loans increased by $8,857, or 24.8%.

         The Bank experienced significant growth in deposits during 2007, primarily due to the ongoing effects of the new office in Anderson County, new money market accounts, increasing usage of the Bank's bill paying services available through its internet banking site at www.GrandSouth.com and the success of the Bank's remote deposit capture service. Money market accounts increased by $16,958, or 20.5%, and time deposits increased $17,812, or 10.6%. Time deposits in amounts of less than $100 increased by $10,506, or 11.5%, and time deposits of $100 and over increased by $7,306, or 9.6%. Short-term borrowings of $5,000 were obtained from the Federal Home Loan Bank of Atlanta in the fourth quarter of 2007.

Issuance of Junior Subordinated Debentures

         On May 3, 2006, the Company sponsored the creation of a Delaware statutory trust, GrandSouth Capital Trust I (the "Trust"), and is the sole owner of the $247 in common securities issued by the Trust. On May 10, 2006, the Trust issued $8,000 in floating rate capital securities. The proceeds of this issuance, and the amount of the Company's investment in the common securities, were used to acquire $8,247 principal amount of the Company's floating rate junior subordinated debt securities due 2036 ("Debentures"). The debentures are prepayable without penalty any time after their fifth anniversary. These securities, and the accrued interest thereon, now constitute the Trust's sole assets. Under current Federal Reserve regulations, these securities are eligible to be treated as Tier 1 capital by the Company. Upon repayment or redemption of the Debentures, the Trust will use the proceeds of the transaction to redeem an equivalent amount of capital securities and common securities. The Trust's obligations under the capital securities are unconditionally guaranteed by the Company. For further discussion, please see Note 9 to the Company's consolidated financial statements.

Earnings Performance

         Net income for 2007 was $2,799, a decrease of $461, or 14.1%, from net income of $3,260 for 2006. While net interest income for 2007 increased only slightly over the 2006 amount, noninterest expenses increased significantly. Salaries and benefits, premises and equipment, data processing and printing, postage and supplies expenses were higher, primarily because 2007 was the first full-year of operation of the new Anderson branch office. In addition, significantly higher professional fees were incurred to ensure that the Company continues to comply with increasingly stringent regulatory requirements.

         Net income for 2006 increased by $899, or 38.1%, over the 2005 amount. Net interest income increased by $3,147, or 32.7%, and noninterest income increased by $179, or 30.9%. Significant increases were noted in the amounts of loans and investment securities held. The primary funding source for growth was deposits. Noninterest expenses increased by $1,836. Personnel expenses increased significantly in 2006 because the Bank added lenders in its commercial lending department and provided staffing for the new branch office opened in Anderson, SC.

Net Interest Income

         Net interest income is the amount of interest earned on interest-earning assets (loans, investment securities, interest-earning deposits in other banks, and federal funds sold) less the interest expense incurred on interest-bearing liabilities (interest-bearing deposits and borrowed money), and is the principal source of the Bank's earnings. Net interest income is affected by the level of interest rates, the volume and mix of interest earning-assets and interest-bearing liabilities and the relative funding of interest-earning assets.

2007 Compared with 2006

         Net interest income for 2007 increased by only $154 over the 2006 amount. Interest income for 2007 increased by $3,233 over the 2006 amount, primarily as a result of higher average volumes of investment securities and loans. Yield on loans decreased slightly during 2007 because of decreases in interest rates that occurred late in the year.

         Higher volumes of interest-bearing liabilities combined with higher rates paid for such funds to increase interest expense for 2007 by $3,079 over the 2006 amount. In particular, expenses related to money market accounts increased significantly. The increased expense is almost entirely due to higher average amounts of such deposits, which were a result of the highly competitive rates paid by the Company. The success realized in the deposit-gathering function allowed the Company to reduce, on average, its reliance on short-term borrowed funds and Federal Home Loan Bank advances during the year.

2006 Compared with 2005

         Net interest income for 2006 was $12,770, compared with $9,623 for 2005. The average volume of interest-earning assets increased by $48,254, or 22.2%, over the 2005 average and the average yield on interest-earning assets increased to 8.90% in 2006 from 7.43% in 2005. The average amounts of interest-bearing liabilities for 2006 increased by $39,404, or 19.2%, over the 2005 amounts and the average rate paid increased to 4.43% in 2006 from 3.17% in 2005.

         The table, "Average Balances, Income and Expense, Yields and Rates", provides an analysis of the average amounts of the Company's assets and liabilities and the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2007, 2006 and 2005.

                 Average Balances, Income and Expense, Yields and Rates

                                                                            Years ended December 31,
                                                                            ------------------------
                                                       2007                            2006                          2005
                                                       ----                            ----                          ----
                                          Average     Income/    Yields/   Average    Income/   Yields/  Average    Income/  Yields/
                                         Balances(1)  Expense    Rates   Balances(1)  Expense   Rates   Balances(1) Expense   Rates
                                         -----------  -------    -----   -----------  -------   -----   -------------------   -----
                                             (Dollars in thousands)
Assets
Federal funds sold and interest
    bearing deposits ....................   $ 10,672  $    583   5.46%    $ 13,144  $    651    4.95%    $  9,253   $   311    3.36%
Investments and other securities (2) ....     50,347     2,435   4.84%      36,451     1,622    4.45%      24,185       895    3.70%
Loans (2) (3) (4) .......................    250,024    23,826   9.53%     215,673    21,338    9.89%     183,576    14,917    8.13%
                                            --------  --------            --------  --------             --------   -------
       Total interest earning assets ....    311,043    26,844   8.63%     265,268    23,611    8.90%     217,014    16,123    7.43%
Cash and due from banks .................      4,422                         4,087                          3,737
Allowance for loan losses ...............     (2,765)                       (2,831)                        (2,503)
Premises and equipment ..................      5,038                         4,938                          3,979
Other assets ............................      8,629                         8,508                          9,848
                                            --------                      --------                       --------
       Total assets .....................   $326,367                      $279,970                       $232,075
                                            ========                      ========                       ========

Liabilities and shareholders' equity
Interest bearing deposits
    NOW accounts ........................   $  3,924  $     62   1.58%    $  2,934  $      8    0.27%     $  3,022  $     7    0.23%
    Savings .............................        616         3   0.49%         656         3    0.46%          765        4    0.52%
    Money market accounts ...............     92,373     3,940   4.27%      66,774     2,805    4.20%       53,837    1,419    2.64%
    Time deposits .......................    180,340     9,306   5.16%     160,594     7,229    4.50%      130,419    4,290    3.29%
                                            --------  --------            --------  --------              --------  -------
       Total interest bearing deposits ..    277,253    13,311   4.80%     230,958    10,045    4.35%      188,043    5,720    3.04%
FHLB advances ...........................        169        10   5.92%       6,905       301    4.36%       11,392      459    4.03%
Other borrowings ........................          -         -   0.00%       1,401       106    7.57%        3,232      205    6.34%
Long-term debt ..........................      8,247       599   7.26%       5,267       389    7.39%        2,460      116    4.72%
                                            --------  --------            --------  --------              --------  -------
       Total interest bearing liabilities    285,669    13,920   4.87%     244,531    10,841    4.43%      205,127    6,500    3.17%
Noninterest bearing demand deposits .....     15,970                        14,296                          12,107
Other liabilities .......................      3,746                         3,188                           1,965
Shareholders' equity ....................     20,982                        17,955                          12,876
                                            --------                      --------                        --------
       Total liabilities and
         shareholders' equity ...........   $326,367                      $279,970                        $232,075
                                            ========                      ========                        ========
Interest rate spread (5) ................                        3.76%                          4.47%                          4.26%
Net interest income and net yield
    on earning assets (6) ...............             $ 12,924   4.16%              $ 12,770    4.81%               $ 9,623    4.43%
Interest free funds supporting
    earning assets (7) ..................   $ 25,374                      $ 20,737                        $ 11,887

--------------------------
(1)  Average balances are computed on a daily basis.
(2) Income and yields on tax-exempt securities and loans have not been adjusted on a tax equivalent basis.
(3) Nonaccrual loans are included in the average loan balances and income on such loans generally is recognized on a cash basis.
(4)  Includes immaterial amounts of loan fees.
(5) Total interest earning assets yield less the total interest bearing liabilities rate.
(6)  Net interest income divided by total interest earning assets.
(7)  Total interest earning assets less total interest bearing liabilities.

The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities (change in volume times old rate), and the rates earned and paid on such assets and liabilities (change in rate times old volume).

                        Volume and Rate Variance Analysis

                                                                2007 Compared with 2006               2006 Compared with 2005
                                                                -----------------------               -----------------------
                                                         Volume (1)      Rate (1)       Total     Volume (1)    Rate (1)     Total
                                                         ----------      --------       -----     ----------    --------     -----
                                                                                 (Dollars in thousands)
Federal funds sold and interest
      bearing deposits ................................     $  (130)     $    62      $   (68)     $   131      $   209     $   340
Investment securities .................................         662          151          813          454          273         727
Loans .................................................       3,296         (808)       2,488        2,406        4,015       6,421
                                                            -------      -------      -------      -------      -------     -------
                 Total interest income ................       3,828         (595)       3,233        2,991        4,497       7,488
                                                            -------      -------      -------      -------      -------     -------
Interest bearing deposits
      NOW accounts ....................................           4           50           54            -            1           1
      Savings accounts ................................           -            -            -           (1)           -          (1)
      Money market accounts ...........................       1,091           44        1,135          343        1,043       1,386
      Time deposits ...................................         948        1,129        2,077          994        1,945       2,939
Federal Home Loan Bank advances .......................        (389)          98         (291)        (181)          23        (158)
Other borrowings ......................................        (106)           -         (106)        (117)          18         (99)
Long-term debt ........................................         216           (6)         210          132          141         273
                                                            -------      -------      -------      -------      -------     -------
                 Total interest expense ...............       1,764        1,315        3,079        1,170        3,171       4,341
                                                            -------      -------      -------      -------      -------     -------
                 Change in net interest income ........     $ 2,064      $(1,910)     $   154      $ 1,821      $ 1,326     $ 3,147
                                                            =======      =======      =======      =======      =======     =======

--------------------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume variances.

         Management currently expects that interest rates will be more likely to continue to decrease during the first half of 2008 due to well-known problems in the housing and credit markets and actions that may be taken by the Federal Reserve. During the second half of the year, the trend in interest rates could take widely divergent paths depending on developments in unemployment levels, concerns about inflation or recession, oil prices, etc. While management has not presently identified any specific factors that it believes might cause interest rates to increase or decrease rapidly in a short period of time, changes in interest rates that could significantly affect the Company, either positively or negatively, are possible. In the absence of significant changes in market interest rate levels, changes in net interest income during 2008 are expected to result primarily from changes in the volumes of interest earning assets and liabilities.


Interest Rate Sensitivity

         Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly monitors interest rate risk exposures and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2007 by $106,684, resulting in a cumulative gap ratio of .60. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2007 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect.

         The table, "Interest Sensitivity Analysis", reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the loans' final maturity dates. Variable rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Securities are reflected at the earlier of each instrument's ultimate maturity or contractual repricing date. Overnight federal funds sold are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval. These liabilities are subject to contractual arrangements that allow management to vary the rates paid on these deposits within a thirty-day or shorter period. However, the Company is not obligated to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally individual retirement accounts, are reflected at the earlier of their next repricing or maturity dates.

                                                                                          December 31, 2007
                                                                                          -----------------
                                                                 Within        Over 3 to 12     Over 12      Nonaccrual
                                                                3 Months          Months         Months        Loans         Total
                                                                --------          ------         ------        -----         -----
                                                                                       (Dollars in thousands)
Interest earning assets
     Interest bearing deposits due from banks ..............     $     298      $       -      $       -     $       -     $     298
     Federal funds sold ....................................         4,420              -              -             -         4,420
     Securities ............................................           998          4,142         54,427             -        59,567
     Federal Home Loan Bank stock ..........................           765              -              -             -           765
     Loans .................................................       124,907         26,266        110,429         1,127       262,729
                                                                 ---------      ---------      ---------     ---------     ---------
             Total interest earning assets .................       131,388         30,408        164,856         1,127     $ 327,779
                                                                 ---------      ---------      ---------     ---------     =========

Interest bearing liabilities
     Interest bearing deposits
         NOW accounts ......................................     $   5,312      $       -      $       -     $       -     $   5,312
         Savings and money market accounts .................       100,103              -              -             -       100,103
         Time deposits $100M and over ......................        17,176         44,628         21,712             -        83,516
         Other time deposits ...............................        23,044         64,970         13,657             -       101,671
                                                                 ---------      ---------      ---------     ---------     ---------
             Total interest bearing deposits ...............       145,635        109,598         35,369             -       290,602
     Short-term borrowings .................................         5,000              -              -             -         5,000
     Long-term debt ........................................         8,247              -              -             -         8,247
                                                                 ---------      ---------      ---------     ---------     ---------
             Total interest bearing liabilities ............       158,882        109,598         35,369             -     $ 303,849
                                                                 ---------      ---------      ---------     ---------     =========

Interest sensitivity gap ...................................     $ (27,494)     $ (79,190)
Cumulative interest sensitivity gap ........................     $ (27,494)     $(106,684)
Gap ratio ..................................................          0.83          0.28
Cumulative gap ratio .......................................          0.83          0.60

Provision for Loan Losses

         The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. The level of the allowance for loan losses is based on management's judgment of the amount sufficient to absorb losses inherent in the loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The provision for losses for 2007 was $1,045, a decrease of $65 from the amount provided in 2006. This decrease resulted primarily from a reduction in the amount of net charge-offs from $1,737 in 2006 to $525 in 2007.

         The provision for loan losses for 2006 decreased from its level of 2005 due to the charge-off during 2006 of a significant amount of the loans reported as nonperforming at the end of 2005. Those losses were provided for in 2005. See "Allowance for Loan Losses" and "The Application of Critical Accounting Policies" for further information about the methodology used and factors considered by management in determining the amount of the allowance for loan losses.

Noninterest  Income

         Noninterest income for 2007 decreased by $97 from the 2006 amount because of non-recurring gains of $119 realized on sales of assets acquired in settlement of loans in 2006 and losses of $24 realized on dispositions of investment securities in 2007. Service charges on deposit accounts increased by $31 over the 2006 amount due to larger account volumes resulting from the opening of the Anderson, SC branch office.

         In 2006, the Bank had noninterest income of $759 compared with $580 in 2005. The $179 increase was caused primarily by a gain of $119 on the sale of assets previously acquired in settlement of a loan and a $77 increase in service charges on deposit accounts.


Noninterest Expenses

         Noninterest expenses for 2007 increased by $764, or 10.3%, over the 2006 amount. Salaries and employee benefits increased by $328 due to an increase of $107 in the amounts of incentive compensation and automobile allowances, an increase of $51 in matching contributions to the Company's 401(k) plan due to a change in the Company's matching contribution formula, and $142 from the deferral of costs associated with loan originations in accordance with SFAS 91. Also, 2007 was the first full year of operation of the Bank's Anderson office. Professional fees increased by $226 due to the Company's efforts to assess its system of internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002, and services in connection with assessment of the impact of Internal Revenue Code Section 409A on various executive deferred compensation arrangements and amendments to the arrangements resulting therefrom. Insurance expenses increased by $81 primarily due to higher FDIC assessments for federal deposit insurance coverage. Data processing expenses increased by $86 due to higher numbers of deposit accounts.

         In 2006, salaries and employee benefits increased due to the Bank's adding personnel in the commercial loan department and opening of the branch office in Anderson. This increase in salaries was responsible for approximately 84% of the change in noninterest expense from 2005 to 2006.


Income Taxes

         Income tax expense for 2007 decreased by $181 from the 2006 amount due to lower amounts of taxable income. Income from nontaxable investment securities increased by $285 over the 2006 amount. The effective tax rates were 36.1%, 35.1% and 32.8% in 2007, 2006 and 2005, respectively. The effective tax rates increased in 2007 and 2006 primarily due to increased nondeductible expenses, including share-based compensation recorded for incentive stock options granted.


Investment Portfolio

         As of December 31, 2007, the Bank's investment portfolio, excluding investments required for membership in the Federal Home Loan Bank of Atlanta, was approximately 17% of total assets. The following table summarizes the carrying value amounts of investments held as of December 31, 2007, 2006 and 2005. The Bank had no trading or held-to-maturity securities at any of the dates shown.

         During 2007, the Bank significantly increased the amounts invested in state, county and municipal bonds and in mortgage-backed securities issued by government-sponsored enterprises as management sought to increase income production from these instruments. As a result, in 2007 interest income from investment securities was $827 more than for 2006 (interest amounts and yields are not stated on a taxable-equivalent basis).

                           Securities Portfolio Composition

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                  2007           2006         2005
                                                                                                  ----           ----         ----
                                                                                                     (Dollars in thousands)
Available-for-sale
Government-sponsored
     enterprises (GSEs) ..................................................................       $19,544       $22,469       $14,289
State, county and municipal ..............................................................        13,289         3,339           461
Mortgage-backed securities
    issued by GSEs .......................................................................        26,734        15,838        13,410
                                                                                                 -------       -------       -------
        Total available-for-sale .........................................................       $59,567       $41,646       $28,160
                                                                                                 =======       =======       =======

         The following table presents maturities and weighted average yields of securities at December 31, 2007. Yields on tax-exempt state, county and municipal obligations have not been computed on a taxable-equivalent basis.

  Securities Portfolio Maturities and Yields

                                    December 31, 2007
                                                              After               After
                                                             One Year           Five Years
                                          Within              Through            Through             After
                                       One Year (1)        Five Years (1)       Ten Years (1)     Ten Years (1)          Total
                                       ------------        --------------       -------------     -------------          -----
                                    Amount     Yield       Amount   Yield     Amount    Yield    Amount    Yield     Amount   Yield
                                    ------     -----       ------   -----     ------    -----    ------    -----     ------   -----
                                         (Dollars in thousands)
Government-sponsored
     enterprises ................   $ 2,004    4.51%     $ 11,181    5.42%   $ 4,359    5.91%   $ 2,000    6.25%    $ 19,544   5.52%
State, county and municipal .....         -    0.00%            -    0.00%       467    4.01%    12,822    4.21%      13,289   4.20%
Mortgage-backed securities
     issued by GSEs .............     1,112    5.71%        2,717    4.31%     4,739    4.09%    18,166    5.75%      26,734   5.31%
                                    -------              --------            -------           --------             --------
         Total ..................   $ 3,116    4.94%     $ 13,898    5.20%   $ 9,565    4.92%  $ 32,988    5.75%    $ 59,567   5.13%
                                    =======              ========            =======           ========             ========

----------------------------
(1) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.

         Government-sponsored enterprises ("GSEs") are agencies and corporations established by the U.S. Government, including, among others, the Federal Home Loan Banks, Federal National Mortgage Association, and Federal Home Loan Mortgage Corporation. Securities issued by these enterprises are not obligations of the U.S. Government and are not backed by the full faith and credit of the U.S. Government or otherwise guaranteed by the U.S. Government. Evidencing the high-quality of the issuers, however, these securities generally are eligible to be used as security for public deposits of the U.S. Treasury, government agencies and corporations and states and other political subdivisions. The
Company believes that its investment in these securities at these levels is prudent, given the excellent credit ratings enjoyed by the GSEs. The mortgage-backed securities in the Company's portfolio are not backed by sub-prime mortgages.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2007, the Company realized losses of $24 on dispositions of available-for-sale investment securities and in 2005 gains of $18 were realized. No transfers of available-for-sale or held-to-maturity securities to other categories were made in any of the years 2005 through 2007.

         As of December 31, 2007, the Company did not have any concentrations in debt securities that are payable from and secured by the same source of revenue or taxing authority of any state, county and municipal issuers in an amount equal to 10% or more of shareholders' equity.

Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no concentrations of loans in any particular individual, industry or groups of related individuals or industries, and there are no foreign loans. The Company's loan portfolio is, however, dependent upon economic and other factors that affect its local market areas.

         The amounts of loans outstanding as of the end of each of the last five years, and the percentage of each category to total loans, are shown in the following tables according to type of loan:

              Loan Portfolio Composition

                                                                                           December 31,
                                                                                           ------------
                                                              2007            2006             2005            2004            2003
                                                              ----            ----             ----            ----            ----
                                                                                      (Dollars in thousands)
Commercial, financial and agricultural .............        $ 44,640        $ 35,783        $ 41,915        $ 33,644        $ 30,500
Real estate - construction .........................          84,458          65,096          39,895          39,170          15,814
Real estate - mortgage .............................         128,633         120,673         110,694          96,984          94,391
Consumer installment ...............................           4,998           5,209           7,858           6,660           9,691
                                                            --------        --------        --------        --------        --------
       Total loans .................................        $262,729        $226,761        $200,362        $176,458        $150,396
                                                            ========        ========        ========        ========        ========

        Percentage Loan Portfolio Composition

                                                                                           December 31,
                                                                                           ------------
                                                              2007            2006             2005            2004           2003
                                                              ----            ----             ----            ----           ----
Commercial, financial and agricultural ...............        17.0%           15.8%            20.9%           19.1%          20.3%
Real estate - construction ...........................        32.1%           28.7%            19.9%           22.2%          10.5%
Real estate - mortgage ...............................        49.0%           53.2%            55.2%           55.0%          62.8%
Consumer installment .................................         1.9%            2.3%             4.0%            3.7%           6.4%
                                                             -----           -----            -----           -----          -----
       Total loans ...................................       100.0%          100.0%           100.0%          100.0%         100.0%
                                                             =====           =====            =====           =====          =====

         A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies and practices designed to control both the types and amounts of risks assumed, and to minimize losses. Such policies and practices include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

         Commercial, financial and industrial loans primarily represent loans to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by the customer's business, and the debt service capacity of a business can deteriorate due to downturns in national and local economic conditions. To control risk, initial and continuing analysis of customers' financial information is performed.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and nonfarm, nonresidential real estate. Generally, loan-to-cost ratios are limited to 80% and the Bank verifies that commitments for permanent financing are in place prior to the advancement of construction loan proceeds. Due to the short-term nature of its funding sources, the Bank generally does not provide permanent financing for these properties. The Bank experienced significant growth in construction loans in 2007 and 2006. In light of recent developments in the housing and credit markets, management currently expects that growth in construction lending will be constrained in the near future, but does not foresee existing and committed construction loans experiencing unusually high rates of default.

         Loans secured by real estate mortgages comprised approximately 49%, 53% and 55% of the Company's loan portfolio at the end of 2007, 2006 and 2005, respectively. Real estate mortgage loans of all types grew $7,960 during 2007, by $9,979 during 2006 and by $13,710 during 2005. Residential real estate loans consist mainly of first and second mortgage loans on single family homes, with some multifamily home loans. Loan-to-value ratios for these instruments are generally limited to 80%.

         The Bank offers a variety of fixed-rate residential real estate loan products. Loans retained in-house generally establish repayment amounts based on either 15 or 30 year terms and include 5-year balloon-payment provisions. Underwriting for these loans is performed in-house within the limits of loan officers' lending authorities and the loans typically are renegotiated near the end of the balloon period. In addition, conventional, variable rate mortgage loans may be originated and closed by the Bank in the name of another financial institution in exchange for an origination fee. Such loans are not funded by the Bank.

         Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. These loans comprised $78,095 of the $128,633 in real estate loans reported at December 31, 2007. At December 31, 2007, the Bank had 5 loans in this category with loan-to-value ratios exceeding 100%.

         The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. The Company does not originate high-risk mortgage loans such as so-called option ARMs, loans with high debt-to-worth ratios (without requiring the purchaser to obtain private mortgage insurance), loans with fixed monthly payment amounts that are less than the interest accrued on the loan, or loans with low initial monthly payments that increase to much higher levels at some future time.

         Real estate values in the Company's market areas, particularly residential real properties, have so far remained relatively steady and have not suffered the precipitous decreases seen in some areas, though there can no assurances that this stability will continue. High foreclosure rates drive down property values, are related to higher crime rates, displace families, and have other negative effects on the local and national economies. National political and industry leaders recently have been working to encourage private-sector programs whereby lenders and mortgage servicers would be able to work with distressed borrowers to prevent a glut of foreclosures. By reworking loan terms, including eliminating or reducing to a manageable level the payment shock that often results when certain adjustable-rate loans "reset," it may be possible for borrowers to continue making monthly payments and remain in their homes. In addition, the Federal Reserve recently has initiated a series of interest rate cuts to provide stimulus to the national economy and has on several occasions proactively provided liquidity to the banking system.


Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's commercial, financial and agricultural loans and its real estate - construction loans, as of December 31, 2007, as well as the type of interest requirement on such loans.

                                                                                                December 31, 2007
                                                                                                -----------------
                                                                               Due in        Due after
                                                                              One Year        One through   Due after
                                                                              or Less        Five Years     Five Years        Total
                                                                              -------        ----------     ----------        -----
                                                                                              (Dollars in thousands)
Commercial, financial and industrial ...................................        $36,844        $ 7,796        $     -        $44,640
Real estate - construction .............................................         41,958         38,769          3,731         84,458

Above loans with fixed rate and due after one year .....................                                                     $23,059
                                                                                                                             =======
Above loans with variable rate and due after one year ..................                                                     $27,237
                                                                                                                             =======

Nonperforming Loans; Assets Acquired in Settlement of Loans

         Generally, when a loan is 90 days past due as to interest or principal or when payment in full is not anticipated, the accrual of interest income is discontinued. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. When it is probable the Bank will be unable to collect all amounts due in accordance with the loan agreement, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses of the difference between book value and estimated fair value. Any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery.

         As of December 31, 2007, 2006 and 2005, the Bank had $1,127, $834 and $2,551, respectively, of nonaccrual loans. The increase in 2007 was attributable primarily to one large loan secured by commercial real estate that was added to nonaccrual loans during the year. The decrease in nonaccrual loans from the end of 2005 to the end of 2006 was attributable primarily to the charge-off in 2006 of more than $2,000 of loans that were previously nonaccrual loans. Additionally, the Bank acquired an asset in settlement of a loan of $149. The amount of interest income that would have been included in income in 2007, 2006 and 2005, if nonaccrual loans had performed in accordance with the loans' original terms was $164, $318 and $96, respectively. Interest income recorded on nonaccrual loans was $34, $68 and $172, respectively. At December 31, 2007 and 2006, there were no loans that were 90 days or more past due and still accruing interest and there were no restructured loans.

         Included in nonaccrual loans at December 31, 2005 were $1,660 in loans to one customer for which the Company specifically reserved $500 in anticipation of charge-offs. At the time of filing of the 2005 Annual Report on Form 10-K, the Company believed that the business remained a going concern with enough cash flows to service the debt, or was saleable for an amount sufficient to repay its debts. However, events occurred in 2006 that were not foreseeable and included the loss of the debtor's largest customer which accounted for approximately 65% of sales. Realizing that full collectibility was improbable, the Bank charged-off $1,360.

           Nonaccrual and Past Due Loans; Assets Acquired in Settlement of Loans

                                                                                              December 31,
                                                                                              ------------
                                                                     2007           2006          2005         2004           2003
                                                                     ----           ----          ----         ----           ----
                                                                                         (Dollars in thousands)

Nonaccrual loans
      Commercial, financial and agricultural .................       $  266        $  435        $  329        $    -        $   56
      Real estate - construction .............................            -             -             -            10            16
      Real estate - mortgage .................................          833           378         2,210         1,394         1,052
      Installment loans to individuals .......................           28            21            12            93           107
                                                                     ------        ------        ------        ------        ------
          Total nonaccrual loans .............................        1,127           834         2,551         1,497         1,231
Accruing loans 90 days or more past due ......................            -             -             -             -           393
                                                                     ------        ------        ------        ------        ------
          Total nonperforming loans ..........................       $1,127        $  834        $2,551        $1,497        $1,624
                                                                     ======        ======        ======        ======        ======

Nonperforming loans as a percent of total loans ..............          0.4%          0.4%          1.3%          0.8%          1.1%

Assets acquired in settlement of loans .......................       $1,752        $  149        $  630        $  881        $  411
                                                                     ======        ======        ======        ======        ======

         As of December 31, 2007, there were no irrevocable commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

         There were no restructured loans during any of the periods in the table above.

         During the fourth quarter of 2007, the Bank foreclosed on and obtained title to real properties that were collateral for previously nonperforming loans. A total of $74 was charged off when the properties were obtained. Those properties include 4 single family residences now carried at $307 and a multifamily residential property now carried at $1,445.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans that are not included in nonperforming loans (nonaccrual or loans past due 90 days or more and still accruing). Management monitors this list closely and maintains dialogue with the customers to determine if and when circumstances arise that warrant removal of the loan from this list or establishing a specific loan loss allowance for it. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. At December 31, 2007, loans in the amount of $828, or .3% of total loans, were determined by management to be potential problem loans. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. As of December 31, 2006, potential problem loans totaled $1,050, or ..5% of total loans.


Allowance for Loan Losses

         The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount which in management's opinion is sufficient to absorb probable losses in the existing loan portfolio. Loan losses are charged against, and recoveries are credited to the allowance. Provisions for loan losses charged to expense are credited to the allowance. The amounts of loan loss provisions are based on various factors which, in management's judgment, merit current recognition in estimating losses. Such factors include the market value of any underlying collateral, growth and composition of credit risk within the loan portfolio, loss experience, review of problem loans, delinquency trends, and local and regional economic conditions. Management evaluates the carrying value of loans quarterly and the allowance for loan losses is adjusted accordingly. While management uses the best available information in making its evaluations, future adjustments to the allowance may be needed if conditions differ substantially from the assumptions used in making the current evaluation. The allowance for loan losses is also subject to evaluation by various regulatory authorities and may be subject to adjustment as a result of those evaluations.

         The evaluation of the allowance is segregated into general allocations and specific allocations. For general allocations, the portfolio is segregated into risk-similar segments for which historical loss ratios are calculated and adjusted for identified trends or changes in current portfolio characteristics. Historical loss ratios are calculated by risk grade. The resulting percentages are then applied to the dollar amounts of the loans in each segment to arrive at each segment's probable loss amount. The general allocation also includes a component for probable losses inherent in the portfolio, based on management's analysis, that is not fully captured otherwise in the allowance. This component serves to address inherent imprecision in the estimation methodology and to recognize management's evaluation of other factors or conditions not otherwise directly measured in the evaluation of the general and specific allocations. Such factors or conditions may include evaluation of current general economic and business conditions; geographic, collateral or other concentrations; system, procedural, policy or underwriting changes; experience of lending staff; entry into new markets or new product offerings; and results from internal and external portfolio examinations.

         Assessing the adequacy of the allowance is a process that requires considerable judgment. No assurance can be given that loan losses in future periods will not exceed the current allowance or that future increases in the allowance will not be required. Nor can any assurance be given that management's ongoing evaluation of the loan portfolio, in light of changing economic conditions and other relevant information, will not require significant additions to the allowance for loan losses, thus adversely affecting the Company's operating results. Management believes that the allowance for loan losses currently is sufficient.

         Certain nonperforming and potential problem loans are individually assessed for impairment under SFAS 114, "Accounting for Impairment of a Loan," and assigned specific allocations.

         The table, "Summary of Loan Loss Experience", summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

               Summary of Loan Loss Experience

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                         2007         2006         2005         2004         2003
                                                                         ----         ----         ----         ----         ----
                                                                                          (Dollars in thousands)

Total loans outstanding at end of period ..........................    $262,729     $226,761     $200,362     $176,458     $150,396
Average amount of loans outstanding ...............................     250,024      215,673      183,576      162,044      130,448

Balance of allowance for loan losses - beginning ..................    $  2,423     $  3,050     $  2,293     $  2,345     $  1,395
                                                                       --------     --------     --------     --------     --------
Loans charged off
     Commercial, financial and agricultural .......................         532          787          123          135           90
     Real estate -construction ....................................          90            -            -            -           82
     Real estate - mortgage .......................................         689        1,375          347          466          120
     Installment loans to individuals .............................          18           17           13          475           97
                                                                       --------     --------     --------     --------     --------
          Total charge-offs .......................................       1,329        2,179          483        1,076          389
                                                                       --------     --------     --------     --------     --------
Recoveries of loans previously charged off
     Commercial, financial and agricultural .......................         382          342           25            -            -
     Real estate -construction ....................................           -            -            -            -            -
     Real estate - mortgage .......................................         419           54           76            1            -
     Installment loans to individuals .............................           3           46           14           23            -
                                                                       --------     --------     --------     --------     --------
          Total recoveries ........................................         804          442          115           24            -
                                                                       --------     --------     --------     --------     --------
Net charge-offs ...................................................         525        1,737          368        1,052          389
                                                                       --------     --------     --------     --------     --------
Additions to allowance charged to expense .........................       1,045        1,110        1,125        1,000        1,339
                                                                       --------     --------     --------     --------     --------
Balance of allowance for loan losses - ending .....................    $  2,943     $  2,423     $  3,050     $  2,293     $  2,345
                                                                       ========     ========     ========     ========     ========

Ratios
     Net charge-offs to average loans .............................        0.21%        0.81%        0.20%        0.65%        0.30%
     Net charge-offs to loans at end of period ....................        0.20%        0.77%        0.18%        0.60%        0.26%
     Allowance for loan losses to average loans ...................        1.18%        1.12%        1.66%        1.42%        1.80%
     Allowance for loan losses to loans at end of period ..........        1.12%        1.07%        1.52%        1.30%        1.56%
     Net charge-offs to allowance for loan losses .................       17.84%       71.69%       12.07%       45.88%       16.59%
     Net charge-offs to provision for loan losses .................       50.24%      156.49%       32.71%      105.20%       29.05%

         The following tables show the allocation of the allowance for loan losses to various types of loans and the percentage of loans in each category for each of the last three years. For years prior to 2005, the Company did not allocate the allowance for loan losses to the various loan categories.

         Allocation of Allowance for Loan Losses

                                                                                                      December 31,
                                                                                                      ------------
                                                                                      2007                 2006               2005
                                                                                      ----                 ----               ----
                                                                                                (Dollars in thousands)
Amount allocated to loan category
Commercial, financial and agricultural ..............................               $1,255               $  884               $1,104
Real estate - construction ..........................................                  191                  228                  100
Real estate - mortgage ..............................................                  880                  790                  624
Installment loans to individuals ....................................                   19                   33                   26
Unallocated .........................................................                  598                  488                1,196
                                                                                    ------               ------               ------
     Total ..........................................................               $2,943               $2,423               $3,050
                                                                                    ======               ======               ======

                                                                                                      December 31,
                                                                                                      ------------
                                                                                      2007                 2006               2005
                                                                                      ----                 ----               ----
Percentage of loans in category
Commercial, financial and agricultural ..............................                17.0%                15.8%                20.9%
Real estate - construction ..........................................                32.1%                28.7%                19.9%
Real estate - mortgage ..............................................                49.0%                53.2%                55.2%
Installment loans to individuals ....................................                 1.9%                 2.3%                 4.0%
                                                                                    -----                -----                -----
     Total ..........................................................               100.0%               100.0%               100.0%
                                                                                    =====                =====                =====

Although the allowance has been allocated internally as indicated above, all amounts within the allowance are available for any and all loan losses incurred.


Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2007, 2006 and 2005, are summarized below:

                                Average Deposits

                                                                            Years Ended December 31,
                                                                            ------------------------
                                                      2007                             2006                             2005
                                                      ----                             ----                             ----
                                              Average       Average           Average       Average           Average        Average
                                              Balance         Cost            Balance        Cost             Balance         Cost
                                              -------         ----            -------        ----             -------         ----
Noninterest-bearing demand ...............  $  15,970             -          $  14,296            -          $  12,107            -
NOW Accounts .............................      3,924         1.58%              2,934        0.27%              3,022        0.23%
Savings ..................................        616         0.49%                656        0.46%                765        0.52%
Money market accounts ....................     92,373         4.27%             66,774        4.20%             53,837        2.64%
Time deposits ............................    180,340         5.16%            160,594        4.50%            130,419        3.29%
                                            ---------                        ---------                       ---------
Total average deposits ...................  $ 293,223                        $ 245,254                       $ 200,150
                                            =========                        =========                       =========

         As of December 31, 2007, the Bank had $83,516 in time deposits of $100 or more. Approximately $17,176 mature within three months, $20,337 mature over three through six months, $24,291 mature over six through twelve months and $21,712 mature after one year. This level of large time deposits, as well as the growth in other deposits, is attributed to growth planned by management. The majority of time deposits $100 and over are acquired within the Company's market areas in the ordinary course of business from customers with standing banking relationships. As of December 31, 2007, time deposits of $100 or more included $16,759 obtained from deposit brokers. It is a common industry practice not to consider time deposits of $100 or more as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity.

Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                              Years Ended December 31,
                                              ------------------------
                                          2007           2006              2005
                                          ----           ----              ----

          Return on assets ............   0.86%           1.16%            1.02%
          Return on equity ............  13.34%          18.16%           18.34%
          Dividend payout ratio .......   9.64%           8.25%            8.43%
          Equity to assets ratio ......   6.43%           6.41%            5.55%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loan originations and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets that are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). Asset liquidity is also provided from funds from maturing or redeemed securities available-for-sale, maturing loans and other scheduled loan repayments. However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Bank's service area. Core deposits (total deposits less time deposits of $100 and over and brokered deposits) provide a relatively stable funding base, and were equal to 64% of total assets as of each of December 31, 2007 and December 31, 2006.

         Because of the potentially volatile nature of its funding sources, the Bank maintains membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. During 2007, the Bank obtained approximately $5,000 of short-term borrowings from the FHLB. As of December 31, 2007, the Bank is eligible to borrow up to an additional $19,740 from the FHLB. Such borrowings are secured by a lien on the Bank's investment in FHLB stock and all qualifying first mortgage residential loans and certain commercial real estate loans. Assets actually or potentially subject to this lien totaled approximately $33,051 as of December 31, 2007. In addition, the Bank has available unused short-term lines of credit to purchase up to an additional $9,400 of federal funds from unrelated correspondent institutions. The lines generally limit the period of time that any related borrowings may be outstanding and are cancelable at any time in the sole discretion of the lender.

         The Company's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the Bank and its ability to pay cash dividends to the Company. Any of the Bank's cash dividends in excess of the amount of the Bank's current year-to-date earnings of $3,226 are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are also restricted.

         Management believes that the overall liquidity sources of both the Company the Bank are adequate to meet their operating needs.


Short-Term Borrowings

Short-term borrowings consist primarily of Federal Home Loan Bank advances with an original maturity of one year or less. The following table presents information about short-term Federal Home Loan Bank advances for each of the years indicated.

                                                                                                   December 31,
                                                                                                   ------------
                                                                                   2007                 2006                  2005
                                                                                   ----                 ----                  ----
                                                                                             (Dollars in thousands)
Outstanding at end of period .........................................            $ 5,000             $       -             $ 8,500
Weighted average rate, end of period .................................               4.40%                 0.00%               4.34%
Maximum amount outstanding at any month end ..........................            $ 5,000             $   8,500             $16,500
Average amount outstanding during the period .........................            $   169             $   6,905             $11,392
Weighted average rate during the period ..............................               5.92%                 4.36%               4.03%

Off-Balance Sheet Arrangements

         The Company, through the operations of the Bank, makes contractual commitments to extend credit in the ordinary course of its business activities. These instruments represent unfunded commitments, not outstanding balances; therefore, the risk associated with these financial instruments is referred to as "off-balance sheet risk." The Bank's financial instruments with off-balance sheet risk consist of 1) commitments to extend credit and 2) standby letters of credit. Both involve elements of credit and interest rate risk that is not reflected in the balance sheet. We use the same credit and collateral policies in making these commitments as we do for on-balance sheet instruments.

         Commitments to extend credit are legally enforceable agreements to lend money to customers at predetermined interest rates for a specified period of time. At December 31, 2007, the Bank had issued commitments to extend credit of $76,874 through various types of lending. Commitments at variable rates of interest totaled $76,866 and commitments at fixed rates totaled $8. The commitments generally expire within one year. Past experience indicates that many of these commitments will expire unused. However, as described in "Liquidity," the Company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by the borrower.

         In addition to commitments to extend credit, the Bank also issues standby letters of credit which are assurances to a third party that they will not suffer a loss if the Bank's customer fails to meet its contractual obligation to the third party. If these standby letters of credit are utilized, they become loans on the Bank's books. Standby letters of credit totaled $897 at December 31, 2007. Past experience indicates that many of these letters of credit will expire unused. Management believes the Bank's liquidity sources are sufficient to meet any funding requirements under these instruments.

         Neither the Company nor the Bank are involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or significantly affect earnings. Obligations under noncancelable operating lease agreements totaled approximately $310 as of December 31, 2007. These obligations are payable over several years as shown in Note 10 to the Company's consolidated financial statements.

Contractual Obligations

         The following table provides information about amounts required to be paid by the Company in each of the periods indicated under the terms of its contractual obligations.

                                                                                     December 31, 2007
                                                                                     -----------------
                                                                                         Payments due by period
                                                                                         ----------------------
                                                                        Less than 1     Over 1 to 3      Over 3 to 5         After 5
                                                          Total            Year             Years            Years           Years
                                                          -----            ----             -----            -----           -----
                                                                                   (Dollars in thousands)
Contractual Obligations
Time deposits .................................         $185,187         $150,436         $ 31,379         $  3,369         $      3
Long-term debt ................................            8,247                -                -                -            8,247
Operating lease obligations ...................              310               23               46               46              195
                                                        --------         --------         --------         --------         --------
Total .........................................         $193,744         $150,459         $ 31,425         $  3,415         $  8,445
                                                        ========         ========         ========         ========         ========

Capital Resources

         Shareholders' equity increased by $2,997 during 2007. The increase in shareholders' equity is the result of $2,799 in earnings generated by the Company, an increase in accumulated other comprehensive income of $322, $25 in proceeds from the exercise of stock options and $121 in capital generated by the recognition of the expense of granting of stock options, offset by dividends of $270.

         The Company and the Bank are each subject to regulatory capital adequacy standards. Under these standards, bank holding companies and banks are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, federal bank regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank. If the capital position of an affected institution fell below certain levels, increasingly stringent regulatory corrective actions are mandated. Unrealized holding gains and losses on available-for-sale securities are generally excluded for purposes of calculating regulatory capital ratios. However, the extent of any unrealized appreciation or depreciation on securities will continue to be a factor that regulatory examiners consider in their overall assessment of capital adequacy.

         It is management's intention to maintain the capital levels such that the Bank will continue to be considered well capitalized. However, no assurance can be given that this objective will be achieved. The Company anticipates that it will maintain capital at levels that will allow the Company and the Bank to qualify as being adequately capitalized as defined by the regulation, and as of December 31, 2007, the Company and the Bank exceed the minimum capital levels that are required to be maintained. There are no conditions or events that management believes would cause the Company's or the Bank's category to be other than that resulting from meeting the minimum ratio requirements.

         Company and Bank capital levels at December 31, 2007 are presented in the following table, compared with the "well capitalized" and minimum ratios under the Federal Reserve and FDIC regulatory definitions and guidelines.

                                                                                    Minimum for                   Minimum to be
                                                          Actual                  Capital Adequacy              Well Capitalized
                                                          ------                  ----------------              ----------------
                                                  Amount          Ratio         Amount          Ratio          Amount         Ratio
                                                  ------          -----         ------          -----          ------         -----
December 31, 2007                                                              (Dollars in thousands)
     Tier 1 Capital (to Average Assets)
         Company ...............................   $ 28,850          8.4%       $ 13,750          4.0%              NA            NA
         GrandSouth Bank .......................     27,526          8.6%         12,869          4.0%        $ 16,087          5.0%

     Tier 1 Capital (to Risk Weighted Assets)
         Company ...............................   $ 28,850         10.1%       $ 11,414          4.0%              NA            NA
         GrandSouth Bank .......................     27,526          9.6%         11,432          4.0%        $ 17,148          6.0%

     Total Capital (to Risk Weighted Assets)
         Company ...............................   $ 32,489         11.4%       $ 22,828          8.0%              NA            NA
         GrandSouth Bank .......................     30,469         10.7%         22,864          8.0%        $ 28,580         10.0%

December 31, 2006
     Tier 1 Capital (to Average Assets)
         Company ...............................   $ 26,079          9.3%       $ 11,199          4.0%              NA            NA
         GrandSouth Bank .......................     25,200          8.5%         11,812          4.0%        $ 14,765          5.0%

     Tier 1 Capital (to Risk Weighted Assets)
         Company ...............................   $ 26,079         10.7%        $ 9,788          4.0%              NA            NA
         GrandSouth Bank .......................     25,200         10.3%          9,777          4.0%        $ 14,666          6.0%

     Total Capital (to Risk Weighted Assets)
         Company ...............................   $ 30,031         12.3%       $ 19,576          8.0%              NA            NA
         GrandSouth Bank .......................     27,623         11.3%         19,555          8.0%        $ 24,443         10.0%

Inflation

         Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

         While the effect of inflation on banks is normally not as significant as is its influence on those businesses having large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

Impact of Recent Accounting Changes

Fair Value Measurements - The provisions of Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements," are effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard eliminates inconsistencies found in various prior pronouncements but does not require any new fair value measurements. The adoption of SFAS No. 157 in 2008 will not impact the Company's accounting measurements but it is expected to result in additional disclosures.

Fair Value Option - The provisions of Statements of Financial Accounting Standards No. 159 ("SFAS No. 159") , "The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement 115," are effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). This Statement provides an entity the option to measure many financial instruments and certain other items at fair value. Changes in the fair values of items for which the option is selected will be recorded in the entity's earnings. The objective is to improve financial reporting by allowing entities to mitigate the earnings volatility that has resulted from the previously required application of different measurement attributes without the need to apply complex hedge accounting provisions. The Company has not elected to apply the Statement's provisions to any items held as of January 1, 2008 and does not currently expect that it will apply the Statement's provisions to any items acquired subsequently. Therefore, the adoption of the Statement in 2008 has not had, and is not expected to have, any effect on the Company's consolidated financial statements.

Accounting for Uncertainty in Income Taxes - In June 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes," to clarify the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company implemented the provisions of FIN 48 as of January 1, 2007, and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that its income tax filing positions taken or expected to be taken in an its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on the Company's financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48.

Accounting for Bank Owned Life Insurance - In September 2006, the FASB ratified the consensuses reached by the FASB's Emerging Issues Task Force ("EITF") relating to EITF 06-4, "Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" ("EITF 06-4"). Entities purchase life insurance for various reasons including protection against loss of key employees and to fund postretirement benefits. The two most common types of life insurance arrangements are endorsement split dollar life and collateral assignment split dollar life. EITF 06-4 covers the former and EITF 06-10 (discussed below) covers the latter. EITF 06-4 states that entities with endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board ("APB") Opinion No. 12, "Omnibus Opinion--1967" (if the arrangement is, in substance, an individual deferred compensation contract). Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. EITF 06-4 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB ratified the consensus reached on EITF 06-5, "Accounting for Purchases of Life Insurance--Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for

Purchases of Life Insurance" ("EITF 06-5"). EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

In March 2007, the FASB ratified the consensus reached on EITF 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements" ("EITF 06-10"). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No. 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee's retirement or provide the employee with a death benefit based on the substantive agreement with the employee. In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-10 will have a material impact on its financial position, results of operations or cash flows.

Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards - In June 2007, the FASB ratified the consensus reached by the EITF with respect to EITF 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards" ("EITF 06-11"). Under EITF 06-11, a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity-classified nonvested equity shares, nonvested equity share units and outstanding equity share options should be recognized as an increase in additional paid-in capital. This EITF is to be applied prospectively to the income tax benefits that result from dividends on
equity-classified   employee   share-based  payment  awards  that  are  declared
beginning in 2008, and interim periods within those fiscal years. Early application is permitted. The Company does not believe the adoption of EITF 06-11 will have a material impact on its financial position, results of operations or cash flows.

Business Combinations - In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

Management's Report on Internal Control Over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company's assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are made only in accordance with the authorizations of the Company's management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material impact on the financial statements.

Under the supervision and with the participation of management, including the Chief Executive Officer and the Chief Financial Officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting as of December 31, 2007 based on the criteria established in a report entitled "Internal Control - Integrated Framework" promulgated by the Committee of Sponsoring Organizations of the Treadway Commission and the interpretive guidance issued by the Securities and Exchange Commission in Release No. 34-55929. Based on this evaluation, management concluded that the Company's internal control over financial reporting was effective as of December 31, 2007.

This annual report does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting because management's report was not subject to attestation by the Company's registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management's report in this annual report.

Report of Independent Registered Public Accounting Firm




The Shareholders and Board of Directors
    of GrandSouth Bancorporation

         We have audited the accompanying consolidated balance sheets of GrandSouth Bancorporation and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GrandSouth Bancorporation and Subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U. S. generally accepted accounting principles.

         We were not engaged to examine management's assertion about the effectiveness of GrandSouth Bancorporation and Subsidiary's internal control over financial reporting as of December 31, 2007 included in the accompanying Management's Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ Elliott Davis, LLC

Elliott Davis, LLC
Greenville, South Carolina
March 28, 2008

GRANDSOUTH BANCORPORATION
Consolidated Balance Sheets

                                                                                                       December 31,     December 31,
                                                                                                           2007             2006
                                                                                                           -----            ----
                                                                                                           (Dollars in thousands)
Assets
      Cash and due from banks .................................................................         $   4,585         $   6,145
      Federal funds sold ......................................................................             4,420            13,659
                                                                                                        ---------         ---------
          Cash and cash equivalents ...........................................................             9,005            19,804
      Securities available-for-sale ...........................................................            59,567            41,646
      Other investments, at cost ..............................................................               765               504
      Loans, net of allowance for loan losses of $2,943 for 2007 and
          $2,423 for 2006 .....................................................................           259,786           224,338
      Premises and equipment, net .............................................................             4,896             5,120
      Bank owned life insurance ...............................................................             4,753             4,576
      Assets acquired in settlement of loans ..................................................             1,752               149
      Interest receivable .....................................................................             2,313             1,770
      Deferred income taxes ...................................................................               544               427
      Goodwill ................................................................................               737               737
      Other assets ............................................................................             1,006             1,239
                                                                                                        ---------         ---------

              Total assets ....................................................................         $ 345,124         $ 300,310
                                                                                                        =========         =========

Liabilities
      Deposits
          Noninterest bearing .................................................................         $  15,037         $  15,215
          Interest bearing ....................................................................           290,602           253,708
                                                                                                        ---------         ---------
              Total deposits ..................................................................           305,639           268,923
      Short-term borrowings ...................................................................             5,000                 -
      Junior subordinated debentures ..........................................................             8,247             8,247
      Interest payable ........................................................................               754               685
      Other liabilities .......................................................................             3,017             2,985
                                                                                                        ---------         ---------
              Total liabilities ...............................................................           322,657           280,840
                                                                                                        ---------         ---------

Commitments and Contingencies - Note 10

Shareholders' equity
      Common stock - no par value; 20,000,000 shares authorized; issued and outstanding - 3,381,488 at December 31, 2007 and
          3,373,846 at December 31, 2006 ......................................................            19,200            19,054
      Retained earnings .......................................................................             3,083               554
      Accumulated other comprehensive income (loss) ...........................................               184              (138)
                                                                                                        ---------         ---------
              Total shareholders' equity ......................................................            22,467            19,470
                                                                                                        ---------         ---------

              Total liabilities and shareholders' equity ......................................         $ 345,124         $ 300,310
                                                                                                        =========         =========

The accompanying notes are an integral part of these consolidated financial statements.

GRANDSOUTH BANCORPORATION
Consolidated Statements of Income

                                                                                                   Years ended December 31,
                                                                                                   ------------------------
                                                                                            2007             2006             2005
                                                                                            ----             ----             ----
                                                                                           (Dollars in thousands, except per share)

Interest income
      Interest and fees on loans ...............................................         $ 23,826          $ 21,338         $ 14,917
      Investment securities
      Taxable ..................................................................            2,052             1,510              843
      Nontaxable ...............................................................              351                66               14
      Dividends ................................................................               32                46               38
      Other, principally federal funds sold ....................................              583               651              311
                                                                                         --------          --------         --------
          Total interest income ................................................           26,844            23,611           16,123
                                                                                         --------          --------         --------

Interest expense
      Deposits .................................................................           13,311            10,045            5,720
      Short-term borrowings ....................................................               10               106              205
      Junior subordinated debt .................................................              599               690              575
                                                                                         --------          --------         --------
          Total interest expense ...............................................           13,920            10,841            6,500
                                                                                         --------          --------         --------

Net interest income ............................................................           12,924            12,770            9,623
Provision for loan losses ......................................................            1,045             1,110            1,125
                                                                                         --------          --------         --------
Net interest income after provision for loan losses ............................           11,879            11,660            8,498
                                                                                         --------          --------         --------

Noninterest income
      Service charges on deposit accounts ......................................              419               388              311
      (Loss) gain on sale of investment securities .............................              (24)                -               18
      Gain on sale of assets acquired in settlement of loans ...................                6               119                -
      Other ....................................................................              261               252              251
                                                                                         --------          --------         --------
          Total noninterest income .............................................              662               759              580
                                                                                         --------          --------         --------

Noninterest expenses
      Salaries and employee benefits ...........................................            4,956             4,628            3,095
      Premises and equipment ...................................................              827               796              647
      Data processing ..........................................................              494               408              336
      Insurance ................................................................              492               411              200
      Printing, postage and supplies ...........................................              229               222              140
      Professional fees ........................................................              573               347              332
      Miscellaneous loan expense ...............................................              193               153              483
      Other operating ..........................................................              398               433              329
                                                                                         --------          --------         --------
          Total noninterest expenses ...........................................            8,162             7,398            5,562
                                                                                         --------          --------         --------

Income before income taxes .....................................................            4,379             5,021            3,516
Income tax expense .............................................................            1,580             1,761            1,155
                                                                                         --------          --------         --------
Net income .....................................................................         $  2,799          $  3,260         $  2,361
                                                                                         ========          ========         ========

Per share*
      Net income ...............................................................         $   0.83          $   0.97         $   0.83
      Net income, assuming dilution ............................................             0.77              0.89             0.69
--------

* Per share amounts have been retroactively adjusted to reflect a 10% stock dividend declared July 19, 2006.

The accompanying notes are an integral part of these consolidated financial statements.

GRANDSOUTH BANCORPORATION
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income

                                                                    Common Stock
                                                                    ------------                          Accumulated
                                                           Number of                        Retained  Other Comprehensive
                                                             Shares           Amount        Earnings    Income (Loss)       Total
                                                             ------           ------        --------    -------------       -----
                                                                        (Dollars in thousands, except per share)
Balance, January 1, 2005 .............................      2,382,357      $  10,840      $       -       $     (43)      $  10,797
                                                                                                                          ---------
Comprehensive income:
    Net income .......................................              -              -          2,361               -           2,361
                                                                                                                          ---------
    Unrealized holding gains and losses
      on available-for-sale securities
      arising during the period, net of
      income taxes of $180 ...........................              -              -              -            (307)           (307)
    Less: Reclassification adjustment for
      securities gains included in net income,
      net of income taxes of $7 ......................              -              -              -             (11)            (11)
                                                                                                                          ---------
          Total other comprehensive income ...........              -              -              -               -            (318)
                                                                                                                          ---------
            Total comprehensive income ...............              -              -              -               -           2,043
                                                                                                                          ---------
Conversion of subordinated debentures
    into common stock, including cash paid
    in lieu of issuing fractional shares .............        683,369          3,500             (2)              -           3,498
Cash dividend declared, $.07 per share* ..............              -              -           (210)              -            (210)
                                                            ---------      ---------      ---------       ---------       ---------
Balance, December 31, 2005 ...........................      3,065,726         14,340          2,149            (361)         16,128

Comprehensive income:
    Net income .......................................              -              -          3,260               -           3,260
                                                                                                                          ---------
    Unrealized holding gains and losses
      on available-for-sale securities
      arising during the period, net of
      income taxes of $141 ...........................              -              -              -             223             223
                                                                                                                          ---------
        Total other comprehensive income .............              -              -              -               -             223
                                                                                                                          ---------
          Total comprehensive income .................              -              -              -               -           3,483
                                                                                                                          ---------
Share-based compensation .............................              -            110              -               -             110
Issuance of 10% stock dividend, including
    cash payment for fractional shares ...............        306,166          4,592         (4,597)              -              (5)
Exercise of stock options ............................          1,954             12              -               -              12
Cash dividend declared, $.08 per share ...............              -              -           (258)              -            (258)
                                                            ---------      ---------      ---------       ---------       ---------
Balance, December 31, 2006 ...........................      3,373,846         19,054            554            (138)         19,470

Comprehensive income:
    Net income .......................................              -              -          2,799               -           2,799
                                                                                                                          ---------
    Unrealized holding gains and losses
      on available-for-sale securities
      arising during the period, net of
      income taxes of $157 ...........................              -              -              -             306             306
    Add: Reclassification adjustment for
      securities losses included in net income,
      net of income taxes of $8 ......................              -              -              -              16              16
                                                                                                                          ---------
    Total other comprehensive income .................              -              -              -               -             322
                                                                                                                          ---------
    Total comprehensive income .......................              -              -              -               -           3,121
                                                                                                                          ---------
Share-based compensation .............................              -            121              -               -             121
Exercise of stock options ............................          7,642             25              -               -              25
Cash dividend declared, $.08 per share ...............              -              -           (270)              -            (270)
                                                            ---------      ---------      ---------       ---------       ---------
Balance, December 31, 2007 ...........................      3,381,488      $  19,200      $   3,083       $     184       $  22,467
                                                            =========      =========      =========       =========       =========

* Per share amounts have been retroactively restated to reflect a 10% stock dividend declared July 19, 2006.

The accompanying notes are an integral part of these consolidated financial statements.

GRANDSOUTH BANCORPORATION
Consolidated Statements of Cash Flows

                                                                                                    Years Ended December 31,
                                                                                                    ------------------------
                                                                                                2007           2006           2005
                                                                                                ----           ----           ----
                                                                                                      (Dollars in thousands)
Operating activities
      Net income ......................................................................      $  2,799       $  3,260       $  2,361
      Adjustments to reconcile net income to net
          cash provided by operating activities
              Provision for loan losses ...............................................         1,045          1,110          1,125
              Writedowns of assets acquired in settlement of loans ....................             -             15            251
              Depreciation ............................................................           380            388            329
              Deferred income tax expense (benefit) ...................................          (282)           273           (361)
              Net securities (accretion) and premium amortization .....................             2             (6)            19
              Loss (gain) on sale of available-for-sale securities ....................            24              -            (18)
              Gain on sale or other disposition of fixed assets .......................             -            (14)            (1)
              (Gain) loss on sale of assets acquired in settlement of loans ...........            (6)          (119)             1
              Increase in cash surrender value of bank owned life insurance ...........          (177)          (168)          (161)
              Increase in interest receivable .........................................          (543)          (325)          (539)
              Increase (decrease) in interest payable .................................            69            170           (132)
              Decrease (increase) in prepaid expenses and other assets ................           231           (693)           307
              Increase in accrued expenses and other liabilities ......................            32          1,733            317
              Share-based compensation expense ........................................           121            110              -
                                                                                             --------       --------       --------
                  Net cash provided by operating activities ...........................         3,695          5,734          3,498
                                                                                             --------       --------       --------
Investing activities
      Purchases of available-for-sale securities ......................................       (37,310)       (21,338)       (16,046)
      Maturities and calls of available-for-sale securities ...........................        14,015          5,000              -
      Paydowns of available-for-sale mortgage-backed securities .......................         3,386          3,222          2,769
      Proceeds from sale of available-for-sale securities .............................         2,449              -            962
      Purchases of other investments ..................................................          (261)             -              -
      Proceeds of redemptions of other investments ....................................             -            294            157
      Investment in capital trust .....................................................             -           (247)             -
      Net increase in loans made to customers .........................................       (38,580)       (28,300)       (24,582)
      Purchases of premises and equipment .............................................          (156)        (1,151)        (1,101)
      Proceeds from sale of premises and equipment ....................................             -             37             22
      Proceeds from sale of assets acquired in settlement of loans ....................           490            749            309
      Cash equivalents acquired, net of payment for purchase acquisition ..............             -              -           (737)
                                                                                             --------       --------       --------
                  Net cash used by investing activities ...............................       (55,967)       (41,734)       (38,247)
                                                                                             --------       --------       --------
Financing activities
      Net increase in deposits ........................................................        36,716         47,262         45,515
      Net increase in short-term borrowings ...........................................         5,000              -              -
      Proceeds from Federal Home Loan Bank Advances ...................................             -              -         11,000
      Repayment of Federal Home Loan Bank Advances ....................................             -         (8,500)       (16,000)
      Proceeds from issuance of junior subordinated debentures ........................             -          8,247              -
      Proceeds from other borrowings ..................................................             -            100          3,900
      Repayment of other borrowings ...................................................             -         (4,000)        (2,500)
      Cash dividends paid .............................................................          (268)          (252)          (192)
      Payment of cash in lieu of fractional shares ....................................             -             (5)            (2)
      Exercise of stock options .......................................................            25             12              -
                                                                                             --------       --------       --------
                  Net cash provided by financing activities ...........................        41,473         42,864         41,721
                                                                                             --------       --------       --------
(Decrease) increase in cash and cash equivalents ......................................       (10,799)         6,864          6,972
Cash and cash equivalents, beginning ..................................................        19,804         12,940          5,968
                                                                                             --------       --------       --------
Cash and cash equivalents, ending .....................................................      $  9,005       $ 19,804       $ 12,940
                                                                                             ========       ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

GRANDSOUTH BANCORPORATION
Consolidated Statements of Cash Flows - continued

                                                                                                   Years Ended December 31,
                                                                                                   ------------------------
                                                                                              2007            2006             2005
                                                                                              ----            ----             ----
                                                                                                    (Dollars in thousands)
Supplemental  Disclosure  of Cash Flow  Information
  Cash paid during the period for:
          Interest ................................................................         $13,851         $10,671         $ 6,632
          Income taxes ............................................................           1,502           1,548           1,225
      Noncash investing and financing activities:
          Transfer of loans to assets acquired in settlement of loans .............           2,087             164             310
          Subordinated debentures converted into common stock .....................               -               -           3,500
          Dividends declared but unpaid ...........................................              69              67              61
          Other comprehensive income (loss), before tax ...........................             487             364            (505)
          Stock dividend ..........................................................               -           4,592               -

The accompanying notes are an integral part of these consolidated financial statements.


Notes to Consolidated Financial Statements
GrandSouth Bancorporation

(Dollars in thousands, except per share data)

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

GrandSouth Bancorporation (the "Company") is a South Carolina company organized in 2000 for the purpose of being a holding company for GrandSouth Bank (the "Bank"). On October 2, 2000, pursuant to a Plan of Exchange approved by the shareholders, all of the outstanding shares of $2.50 par value common stock of the Bank were exchanged for shares of no par value common stock of the Company. The Company presently engages in no business other than that of owning the Bank, has no employees, and operates as one business segment. The Company is regulated by the Federal Reserve Board. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and accounts have been eliminated in consolidation. The GrandSouth Capital Trust 1 (see Note 9) is an unconsolidated subsidiary.

The Bank was incorporated in 1998 and operates as a South Carolina chartered bank providing full banking services to its customers. The Bank is subject to regulation by the South Carolina State Board of Financial Institutions and the Federal Deposit Insurance Corporation.

Basis of presentation - The accounting and reporting policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The Company uses the accrual basis of accounting. In certain instances, amounts reported in prior years' consolidated financial statements have been reclassified to conform to the current presentation. Such reclassifications had no effect on previously reported shareholders' equity or net income.

Acquisition - In May 2005, the Company acquired an auto-financing business with assets valued at $3,236 and recorded $737 in goodwill. This auto-financing business had $2,413 in specialty commercial lines of credit with the Bank prior to the acquisition.

Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of credit risk - The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in the upstate region of South Carolina. The Company's loan portfolio is not concentrated in loans to any single borrower or in a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risks that could arise from potential concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g., principal deferral periods, loans with initial interest-only periods, etc.), and loans with high loan-to-value ratios. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan's life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e., balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Management has determined that there is no concentration of credit risk associated with its lending policies or practices.

The Company's investment portfolio consists principally of obligations of the United States of America, government-sponsored entities and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

Investment securities - The Bank accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires investments in equity and debt securities to be classified into one of three categories:

     1. Available-for-sale: These are securities that are not classified as either held-to-maturity or as trading securities. These securities are reported at fair value which is determined using quoted market prices. Unrealized gains and losses are reported, net of income taxes, as separate components of shareholders' equity (accumulated other comprehensive income (loss)). Gains or losses on dispositions of securities are based on the difference between the net proceeds and the adjusted carrying amounts of the securities sold using the specific identification method. Premiums and discounts are amortized into interest income by a method that approximates a level yield.
     2. Held-to-maturity: These are securities that the Company has the ability and intent to hold until maturity. These securities are stated at cost, adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are included in interest income using a method that approximates a level yield. The Company has no held-to-maturity securities.
     3. Trading: These are securities that are bought and held principally for the purpose of selling in the near future. Trading securities are reported at fair value, and related unrealized gains and losses are recognized in the income statement. The Company has no trading securities.

Other investments - Other investments consist of Federal Home Loan Bank stock, a restricted security, and are carried at cost. Management periodically evaluates this stock for impairment and makes any appropriate downward valuation adjustments when necessary.

Loans and interest income on loans- Loans are stated at the principal balance outstanding, increased or reduced by deferred net loan costs or fees. The allowance for loan losses is deducted from total loans in the consolidated balance sheets. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are amortized over the contractual life of the related loans or commitments. Interest income is recognized on an accrual basis over the term of the loan based on the principal amount outstanding.

Loans are generally placed on nonaccrual status when principal or interest becomes ninety days past due, or when payment in full is not anticipated. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on nonaccrual loans are not recorded as interest income, but are used to reduce principal. Loans are not returned to accrual status until the borrower demonstrates the ability to pay principal and interest.

Allowance for loan losses - The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to establish an adequate allowance to meet the present estimated loss characteristics of the current loan portfolio. Management's estimate is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, and prevailing and anticipated economic conditions. Loans that are determined to be uncollectible are charged against the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This standard requires that all lenders value loans at the loan's fair value if it is probable that the lender will be unable to collect all amounts due in accordance with the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate.

Under SFAS No. 114, as amended by SFAS No. 118, when the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income to the extent that any interest has been foregone. Further cash receipts are recoveries of any amounts previously charged off.

A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting.

Premises and equipment - Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations while major improvements are capitalized. Upon retirement, sale or other disposition of premises and equipment, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in income from operations.

Bank owned life insurance - The Company has entered into arrangements that provide for deferred compensation for certain officers. Bank owned life insurance policies provide an informal and indirect method for funding those arrangements. The amounts recorded as bank owned life insurance in the consolidated balance sheets represent the cash surrender value of the policies. The deferred compensation liability is included in other liabilities at the present value of the obligation.

Assets acquired in settlement of loans - Assets acquired in settlement of loans include real estate acquired through foreclosure or deed taken in lieu of foreclosure and repossessed assets. These assets are recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Loan losses arising from the acquisition of such property as of that date are charged against the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value, less estimated costs to sell. Revenues and expenses from operations and changes in any subsequent valuation allowance are included in other noninterest income in the Consolidated Statements of Income. The carrying value of foreclosed assets included in the balance sheets was $1,752 and $149 as of December 31, 2007 and 2006, respectively.

Goodwill - Goodwill is evaluated for impairment on at least an annual basis by comparing the fair value of the operating unit(s) from which it arose to their carrying value(s). If the carrying value of an operating unit exceeds its fair value, the Company considers whether the implied fair value of the goodwill, determined using a discounted cash flow analysis, exceeds the carrying value of the goodwill. If the carrying value of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is recorded in an amount equal to that excess. To date, the Company has not recorded any impairments of its goodwill.

Income taxes - The Company uses an asset and liability approach for financial accounting and reporting of deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities as measured by the currently enacted tax rates which are assumed will be in effect when these differences reverse. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. Deferred income tax expense or credit is the result of changes in deferred tax assets and liabilities.

The Company adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109," during 2007. The Company analyzed its filing positions in all open tax years in each of the federal and state income tax jurisdictions where it is required to file income tax returns and believes that those positions will more likely than not be sustained upon audit by the taxing authorities. The Company anticipates that no audit adjustments by such authorities will result in a material adverse impact on the Company's financial condition, results of operations or cash flows. Therefore, no reserves for uncertain income tax adjustments have been recorded pursuant to FIN 48. The adoption of FIN 48 had no effect on the Company's consolidated financial statements.


Advertising and public relations expense - The Company generally expenses advertising and promotion costs as they are incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailings are expensed in the period in which the direct mailings are sent.

Net income per share - Net income per share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share." The treasury stock method is used to compute the effect of stock options and convertible subordinated debentures outstanding during 2005 on the weighted average number of common shares outstanding for diluted earnings per share. On July 19, 2006, the Company declared a ten percent stock dividend. Per share and share amounts have been retroactively restated to reflect the effects of this stock dividend on 2005 amounts.

Statement of cash flows - For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and cash equivalents." Cash and cash equivalents have an original maturity of three months or less.

Retirement plan - The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note 14. The Company also sponsors certain supplemental benefits that were provided to certain executive officers by the Board of Directors in 2001, as more fully described in Note 14.

Fair values of financial instruments - SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," requires disclosures of fair value information for financial instruments, whether or not recognized in the consolidated balance sheets, when it is practicable to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations, which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock and other nonfinancial instruments such as property and equipment and other assets and liabilities. See Note 17 for fair value disclosures.

Risks and uncertainties - In the normal course of business the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities reprice or mature at different times, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan and investment securities portfolios that results from a borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company undergoes periodic examinations conducted by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loan loss allowance, and operating restrictions resulting from the regulators' judgments based on information to them at the time of their examination.

Share-Based Compensation - The Company has a share-based employee compensation plan, which is described more fully in Note 15. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised
2004) ("SFAS 123(R)")" Share-Based Payment." Prior to adoption of SFAS 123(R), the Company accounted for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, prior to adoption of SFAS 123(R), no share-based employee compensation cost was reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and net income per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation awarded in 2005. Per share amounts and weighted average shares outstanding have been restated to reflect the 10% stock dividend declared as of July 19, 2006.

                                                                                                         Year ended
                                                                                                       December 31, 2005
                                                                                                       -----------------
                                                                                                    (Dollars in thousands,
                                                                                                     except per share amounts)
Net income, as reported .........................................................................           $ 2,361
Add:  Share-based compensation expense included in
                  net income, net of income tax effects .........................................                 -
Deduct:  Total share-based employee compensation
                  expense determined under fair value based method
                  for all awards, net of related income tax effects .............................              (124)
                                                                                                            -------
                  Pro forma net income - basic ..................................................             2,237
Add:  Interest savings, net of tax, on weighted average
                 incremental shares assumed on conversion of
                 subordinated debentures ........................................................                73
                                                                                                            -------
Pro forma net income ............................................................................           $ 2,310
                                                                                                            =======

Net income per common share
Basic - as reported .............................................................................           $   .83
                                                                                                            =======
Basic - pro forma ...............................................................................           $   .79
                                                                                                            =======

Diluted - as reported ...........................................................................           $   .69
                                                                                                            =======
Diluted - pro forma .............................................................................           $   .65
                                                                                                            =======

Comprehensive Income - Comprehensive income consists of net income or loss for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. The Company classifies and reports items of other comprehensive income according to their nature, reports total comprehensive income or loss in the consolidated statement of changes in shareholders' equity and displays the accumulated balance of other comprehensive income or loss separately in the shareholders' equity section of the consolidated balance sheet. See Note 16 for further discussion.


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain average cash reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Bank or in an account maintained with the Federal Reserve Bank. The average amounts of the cash reserve balances required at December 31, 2007 and 2006 were approximately $287 and $168, respectively.


NOTE 3 - INVESTMENT SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                                  December 31,
                                                                                  ------------
                                                                   2007                                      2006
                                                                   ----                                      ----
                                                             Gross     Gross                            Gross     Gross
                                                          Unrealized Unrealized Estimated            Unrealized Unrealized Estimated
                                               Amortized    Holding   Holding     Fair     Amortized   Holding    Holding     Fair
                                                  Cost       Gains     Losses     Value      Cost       Gains      Losses     Value
                                                  ----       -----     ------     -----      ----       -----      ------     -----
                                                                               (Dollars in thousands)
Available-for-sale
      Government-sponsored
          enterprises (GSEs) ...............    $19,250    $   296    $     2    $19,544    $22,500    $    72    $   103    $22,469
      State, county and
          municipal ........................     13,406         32        149     13,289      3,332         23         16      3,339
      Mortgage-backed
          securities
          issued by GSEs ...................     26,633        266        165     26,734     16,023         79        264     15,838
                                                -------    -------    -------    -------    -------    -------    -------    -------
             Total .........................    $59,289    $   594    $   316    $59,567    $41,855    $   174    $   383    $41,646
                                                =======    =======    =======    =======    =======    =======    =======    =======

Securities issued by government-sponsored enterprises include debt instruments issued by the Federal Home Loan Banks, Federal Home Loan Mortgage Company, and the Federal National Mortgage Association. The amortized cost and estimated fair value of securities by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        December 31, 2007
                                                        -----------------
                                                       Available-for-sale
                                                  Amortized        Estimated
                                                     Cost          Fair Value
                                                     ----          ----------
                                                      (Dollars in thousands)

Due within one year ...........................     $ 3,105         $ 3,116
Due after one through five years ..............      13,737          13,898
Due after five through ten years ..............       9,557           9,565
Due after ten years ...........................      32,890          32,988
                                                    -------         -------
                                                    $59,289         $59,567
                                                    =======         =======

The estimated fair values and gross unrealized losses of all of the Company's investment securities whose estimated fair values were less than amortized cost as of December 31, 2007 and 2006 which had not been determined to be other-than-temporarily impaired, are presented below. The securities have been aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.

                                                                                   December 31, 2007
                                                                                   -----------------
                                                             Continuously in Unrealized Loss Position for a Period of
                                                             --------------------------------------------------------
                                                   Less than 12 Months             12 Months or more                 Total
                                                   -------------------             -----------------                 -----
                                                 Estimated     Unrealized     Estimated      Unrealized     Estimated     Unrealized
Available-for-sale                               Fair Value        Loss       Fair Value        Loss        Fair Value        Loss
                                                 ----------        ----       ----------        ----        ----------        ----
                                                                                (Dollars in thousands)
Government-sponsored
enterprises (GSEs) .......................        $     -        $     -        $   998        $     2        $   998        $     2
State, county and
municipal securities .....................          6,955            117          1,634             32          8,589            149
Mortgage-backed securities
issued by GSEs ...........................          3,021             29          8,579            136         11,600            165
                                                  -------        -------        -------        -------        -------        -------
                     Total ...............        $ 9,976        $   146        $11,211        $   170        $21,187        $   316
                                                  =======        =======        =======        =======        =======        =======

                                                                                   December 31, 2006
                                                                                   -----------------
                                                             Continuously in Unrealized Loss Position for a Period of
                                                             --------------------------------------------------------
                                                   Less than 12 Months             12 Months or more                 Total
                                                   -------------------             -----------------                 -----
                                                 Estimated     Unrealized     Estimated      Unrealized     Estimated     Unrealized
Available-for-sale                               Fair Value        Loss       Fair Value        Loss        Fair Value        Loss
                                                 ----------        ----       ----------        ----        ----------        ----
                                                                                (Dollars in thousands)
Government-sponsored
  enterprises (GSEs) .....................        $     -        $     -        $11,404        $   103        $11,404        $   103
State, county and
municipal securities .....................          1,946             16              -              -          1,946             16
Mortgage-backed securities
issued by GSEs ...........................            823              4          9,891            260         10,714            264
                                                  -------        -------        -------        -------        -------        -------
                     Total ...............        $ 2,769        $    20        $21,295        $   363        $24,064        $   383
                                                  =======        =======        =======        =======        =======        =======

At December 31, 2007, 18 securities had been continuously in an unrealized loss position for less than 12 months and 21 securities had been continuously in an unrealized loss position for 12 months or more. The Company does not consider these investments to be other-than-temporarily impaired because the unrealized losses resulted primarily from higher interest rates and there have been no downgrades of the credit ratings of the issuers. The contractual terms of securities issued by government-sponsored enterprises do not permit the issuer to settle the securities at a price less than the face amount of the securities. Although the Company classifies its investment securities as available-for-sale, management has not determined that any specific securities will be disposed of prior to maturity and believes that the Company has both the ability and the intent to hold those investments until a recovery of fair value, including until maturity. Also, there have been no significant adverse changes in the credit ratings of any of the security issuers that would indicate that the Company will be unable to collect all principal and interest amounts according to contractual terms. Substantially all of the issuers of state, county and municipal securities held were rated at least "investment grade" as of December 31, 2007 and 2006.

The Bank is a member of the Federal Home Loan Bank of Atlanta ("FHLB") and, accordingly, is required to own restricted stock in that institution in amounts that may vary from time to time. Because of the restrictions imposed, the stock may not be sold to other parties, but is redeemable by the FHLB at the same price as that at which it was acquired by the Bank. The Company evaluates this security for impairment based on the probability of ultimate recoverability of the recorded amount of the investment. No impairment has been recognized based on this evaluation.

During 2007, the Company sold available-for-sale securities with amortized costs totaling $2,473 for proceeds of $2,449, resulting in gross realized losses of $24. The income tax provision credited to expense applicable to the net realized losses was $8. During 2006, the Company did not sell any available-for-sale securities. During 2005, the Company sold available-for-sale securities with amortized costs totaling $944 for proceeds of $962, resulting in gross realized gains of $20 and gross realized losses of $2. The income tax provision charged to expense applicable to the net realized gains of $18 was $7. There were no transfers of available-for-sale securities to other categories in 2007, 2006 or 2005.

At December 31, 2007 and 2006, securities with a carrying value of $2,199 and $2,227, respectively, were pledged as collateral to secure public deposits and other purposes.

NOTE 4 - LOANS

Loans consisted of the following:

                                                             December 31,
                                                          2007            2006
                                                          ----            ----
                                                        (Dollars in thousands)

Commercial, financial and agricultural .........      $  44,640       $  35,783
Real estate- construction ......................         84,458          65,096
Real estate - mortgage .........................        128,633         120,673
Installment loans to individuals ...............          4,998           5,209
                                                      ---------       ---------
      Loans, gross .............................        262,729         226,761
Allowance for possible loan losses .............         (2,943)         (2,423)
                                                      ---------       ---------
      Loans - net ..............................      $ 259,786       $ 224,338
                                                      =========       =========

At December 31, 2007 and 2006, nonaccrual loans totaled $1,127 and $834, respectively. The gross interest income that would have been recorded under the original terms of the nonaccrual loans was $164, $318 and $96 in 2007, 2006 and 2005, respectively. The average amounts of impaired loans were $1,255, $2,171 and $3,338 for 2007, 2006 and 2005, respectively. Interest income recognized on impaired loans was $34, $68, and $172 in 2007, 2006 and 2005, respectively. The Bank had no loans with payments past due ninety days or more and accruing interest as of December 31, 2007 and 2006. Variable rate and fixed rate loans totaled $147,186 and $115,543, respectively, at December 31, 2007.

Following is a summary of the Company's impaired loans:

                                                                  December 31,
                                                                  ------------
                                                                2007       2006
                                                                ----       ----
                                                          (Dollars in thousands)
Impaired loans
      No valuation allowance required ......................    $  184    $  790
      Valuation allowance required .........................       990       358
                                                                ------    ------
          Total impaired loans .............................    $1,174    $1,148
                                                                ======    ======

Allowance for loan losses on impaired loans at year end ....    $  391    $  199
                                                                ======    ======

There were no irrevocable commitments to lend additional funds to debtors owing amounts on impaired loans at December 31, 2007.

Transactions in the allowance for loan losses are summarized below:

                                                   Years Ended December 31,
                                                   ------------------------
                                              2007          2006           2005
                                              ----          ----           ----
                                                   (Dollars in thousands)

Balance at January 1 .................      $ 2,423       $ 3,050       $ 2,293
Provision charged to expense .........        1,045         1,110         1,125
Recoveries ...........................          804           442           115
Charge-offs ..........................       (1,329)       (2,179)         (483)
                                            -------       -------       -------
Balance at December 31 ...............      $ 2,943       $ 2,423       $ 3,050
                                            =======       =======       =======

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                                December 31,
                                                                ------------
                                                           2007            2006
                                                           ----            ----
                                                          (Dollars in thousands)

Land and land improvements .......................       $ 1,214        $ 1,214
Building and leasehold improvements ..............         3,743          3,728
Furniture and equipment ..........................         1,765          1,638
Vehicles .........................................           298            284
                                                         -------        -------
      Total ......................................         7,020          6,864
Accumulated depreciation .........................        (2,124)        (1,744)
                                                         -------        -------
      Premises and equipment, net ................       $ 4,896        $ 5,120
                                                         =======        =======

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $380, $388, and $329, respectively. Estimated useful lives and methods of depreciation for the principal items follow:

Type of Asset                        Life in Years        Depreciation Method
-------------                        -------------        -------------------
Software                             3                    Straight-line
Furniture and equipment              5 to 7               Straight-line
Buildings and improvements           5 to 40              Straight-line
Vehicles                             3                    Straight-line

NOTE 6 - DEPOSITS

A summary of deposits follows:

                                                                December 31,
                                                                ------------
                                                             2007          2006
                                                             ----          ----
                                                          (Dollars in thousands)

Noninterest bearing demand ...........................     $ 15,037     $ 15,215
Interest bearing:
     Demand accounts .................................        5,312        3,224
     Money market accounts ...........................       99,496       82,538
     Savings .........................................          607          571
                                                           --------     --------
                                                            120,452      101,548
                                                           --------     --------
Time certificates of deposit, less than $100,000 .....      101,671       91,165
Time certificates of deposit, $100,000 and over ......       83,516       76,210
                                                           --------     --------
                                                            185,187      167,375
                                                           --------     --------
        Total deposits ...............................     $305,639     $268,923
                                                           ========     ========

Interest expense on time deposits greater than $100,000 was $4,182, $3,294, and $2,226 in 2007, 2006 and 2005, respectively. Brokered deposits were $16,857 and $18,393 as of December 31, 2007 and 2006, respectively.

As of December 31, 2007 and 2006, $17 and $27, respectively, of overdrawn demand deposit balances were reclassified as loans.

At December 31, 2007, the scheduled maturities of time deposits are as follows:

                Year                        Amount
                ----                        ------
                                        (Dollars in thousands)

                 2008                        $ 150,436
                 2009                           23,676
                 2010                            7,703
                 2011                            1,775
                 2012                            1,594
           Thereafter                                3
                                             ---------
                 Total time deposits         $ 185,187
                                             =========

NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings as of December 31, 2007 consist of advances from the Federal Home Loan Bank of Atlanta ("FHLB"), repayable on January 2, 2008. Short-term FHLB advances are secured as discussed in Note 8.

The following table presents information about short-term FHLB advances for each of the years indicated.

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                     2007                 2006             2005
                                                                                     ----                 ----             ----
                                                                                              (Dollars in thousands)
Outstanding at end of period .........................................            $ 5,000             $       -          $ 8,500
Weighted average rate, end of period .................................               4.40%                 0.00%            4.34%
Maximum amount outstanding at any month end ..........................            $ 5,000             $   8,500          $16,500
Average amount outstanding during the period .........................            $   169             $   6,905          $11,392
Weighted average rate during the period ..............................               5.92%                 4.36%            4.03%

As of December 31, 2007, the banking subsidiary had unused short-term credit accommodations available from unrelated banks which allow the banking subsidiary to purchase up to $9,400 of federal funds. These lines of credit are available generally on a one to fourteen day basis for general corporate purposes of the Bank and impose various other conditions. The lenders reserve the right to withdraw the lines at their option.


NOTE 8 - LONG-TERM DEBT

At December 31, 2007, the Bank had unused credit availability under the FHLB's blanket lien agreement of up to $19,740 under the FHLB's various credit programs, subject to pledging and other requirements. The amount of eligible collateral instruments available as of December 31, 2007 to secure any additional FHLB borrowings totaled approximately $33,051.


NOTE 9 - CAPITAL TRUST AND JUNIOR SUBORDINATED DEBENTURES

On May 3, 2006, the Company sponsored the creation of a Delaware statutory trust, GrandSouth Capital Trust I, (the "Trust") and is the sole owner of the $247 of common securities issued by the Trust. On May 10, 2006, the Trust issued $8,000 in floating rate capital securities. The proceeds of this issuance, and the amount of the Company's investment in the common securities, were used to acquire $8,247 principal amount of the Company's floating rate junior subordinated debt securities due in 2036 ("Debentures"). These securities, and the accrued interest thereon, now constitute the Trust's sole assets. The interest rate associated with the debt securities, and the distribution rate on the common securities of the Trust, is adjustable quarterly at 3 month LIBOR plus 185 basis points (6.73% at December 31, 2007). The Company may defer interest payments on the Debentures for up to 20 consecutive quarters, but not beyond the stated maturity of the Debentures. In the event that such interest payments are deferred by the Company, the Trust may defer distributions on the capital and common securities. In such an event, the Company would be restricted in its ability to pay dividends on its common stock and perform under obligations that are not senior to the Debentures.

The Debentures are redeemable at par at the option of the Company, in whole or in part, on any interest payment date on or after June 23, 2011. Prior to that date, the Debentures are redeemable at par plus a premium of up to 4.40% of par upon the occurrence of certain events that would have a negative tax effect on the Trust or that would cause it to be required to be registered as an investment company under the Investment Company Act of 1940 or that would cause trust preferred securities not to be eligible to be treated as Tier 1 capital by the Federal Reserve. Upon repayment or redemption of the Debentures, the Trust will use the proceeds of the transaction to redeem an equivalent amount of capital securities and common securities. The Trust's obligations under the capital securities are unconditionally guaranteed by the Company. In accordance with FASB Interpretation No. 46(R), the Trust is not consolidated in the Company's financial statements.

Junior subordinated debentures consisted of:

                                                                                                                   December 31,
                                                                                                                   ------------
                                                                                                               2007            2006
                                                                                                               ----            ----
                                                                                                              (Dollars in thousands)

Junior Subordinated Debt due to Unconsolidated Trust (1),
  dated May 10, 2006 maturing May 10, 2036, with variable
  interest rate based on 3-month LIBOR .............................................................          $8,247          $8,247
                                                                                                              ======          ======

(1) Securities qualify as Tier 1 capital under the regulatory risk-based capital guidelines, subject to certain limitations.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's financial position or results of operations.

The Company has a ground lease on its main office location, which expires in 2021. The monthly lease payment is $1 for years one through eleven and increases incrementally to $2 per month by year sixteen. The Company also leases land upon which it constructed a branch office under a non-cancelable operating lease which expires in March, 2018. The lease requires monthly lease payments of $0.8 and contains four renewal options of five years each which contain provisions for adjustments to the monthly lease payments. The lease agreement requires the Company to pay all property taxes.

The future minimum lease payments due under the current operating leases are as follows:

                             Year                             Amount
                             ----                             ------
                                                        (Dollars in thousands)

                             2008                              $  23
                             2009                                 23
                             2010                                 23
                             2011                                 23
                             2012                                 23
                        Thereafter                               195
                                                               -----
                                  Total                        $ 310
                                                               =====

NOTE 11 - INCOME TAXES

The following summary of the provision for income taxes includes tax deferrals, which arise from temporary differences in the recognition of certain items of revenues and expense for tax and financial reporting purposes:

                                                                                                     Years Ended December 31,
                                                                                                     ------------------------
                                                                                                  2007           2006         2005
                                                                                                  ----           ----         ----
                                                                                                      (Dollars in thousands)
Current
     Federal ..............................................................................      $ 1,717       $ 1,323      $ 1,400
     State ................................................................................          145           165          116
                                                                                                 -------       -------      -------
             Total current ................................................................        1,862         1,488        1,516

Deferred
     Federal provision (benefit) ..........................................................         (282)          273         (361)
                                                                                                 -------       -------      -------
             Total income tax expense .....................................................      $ 1,580       $ 1,761      $ 1,155
                                                                                                 =======       =======      =======

The income tax effects of cumulative temporary differences at December 31, are as follows:

                                                                December 31,
                                                                ------------
                                                              2007        2006
                                                              ----        ----
                                                          (Dollars in thousands)
Deferred tax assets
     Allowance for loan losses ...........................   $   628    $   412
     Nonaccrual loan interest ............................        32         57
     Unrealized net holding losses on
       available-for-sale securities .....................         -         71
     State net operating loss carryforward ...............       113         80
     Writedown of assets acquired in settlement of loans .         -          -
     Deferred compensation ...............................       109        108
     Other ...............................................       147          5
                                                             -------    -------
             Gross deferred tax assets ...................     1,029        733
     Valuation allowance .................................      (113)       (80)
                                                             -------    -------
             Total .......................................       916        653
                                                             -------    -------

Deferred tax liabilities
     Unrealized net holding gains on
       available-for-sale securities .....................        94          -
     Accelerated depreciation ............................       171        191
     Other ...............................................       107         35
                                                             -------    -------
             Gross deferred tax liabilities ..............       372        226
                                                             -------    -------
Net deferred income tax assets ...........................   $   544    $   427
                                                             =======    =======

The valuation allowance is related to the Company's stand-alone state net operating loss carryforwards. The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2007, 2006 and 2005, $165 was charged, $141 was credited, and $187 was charged, respectively, to other comprehensive income or loss. In 2007, 2006 and 2005, $282 was credited, $273 was charged, and $361 was credited, respectively, to income tax expense.

The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate of 34% on income before income taxes as follows:

                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                                 2007                  2006                   2005
                                                                                 ----                  ----                   ----
                                                                                           (Dollars in thousands)

Tax expense at statutory rate .................................               $ 1,489                $ 1,707                $ 1,196
State income tax, net of federal
     income tax benefit .......................................                    96                    107                     77
Tax-exempt interest income ....................................                  (119)                   (22)                    (5)
Bank-owned life insurance increase ............................                   (60)                   (57)                   (55)
Other, net ....................................................                   174                     26                    (58)
                                                                              -------                -------                -------
             Total ............................................               $ 1,580                $ 1,761                $ 1,155
                                                                              =======                =======                =======

NOTE 12 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated are customers of and have banking transactions, including loans and commitments to lend, with the Bank in the ordinary course of business. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions. A summary of loan and commitment transactions with directors and executive officers, including their affiliates, follows:

                                                               Years ended
                                                               December 31,
                                                               ------------
                                                          2007              2006
                                                          ----              ----
                                                       (Dollars in thousands)

Balance, beginning of year ...................         $ 2,946          $ 1,646
New loans ....................................             611            1,924
Less - loan payments .........................          (1,130)            (624)
                                                       -------          -------
Balance, end of year .........................         $ 2,427          $ 2,946
                                                       =======          =======

Deposits of directors and their related interests at December 31, 2007 and 2006 approximated $2,140 and $1,425, respectively.

During the third quarter of 2007, the Company's Chief Executive Officer and Chairman of the Board purchased from the Bank a 100% participation in two nonaccrual loans of an unaffiliated borrower totaling $811. Interest of $33 was collected in connection with the sale of the participation interest. The Bank has made no commitments or entered into any other agreements that would make it contingently liable to repurchase the participated interest.

The Company leases land from a relative of a director, shareholder and executive officer of the Company (see Note 10). Lease expenses charged to operations under these arrangements totaled $9, $9 and $10 in 2007, 2006 and 2005, respectively.


NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the ordinary course of business, and to meet the financing needs of its customers, the Bank is party to various financial instruments with off-balance sheet risk. These financial instruments, which include commitments to extend credit and standby letters of credit, involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and statndby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2007 and 2006, unfunded commitments to extend credit were $76,874 and $71,053, respectively. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collatereal obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate. At December 31, 2007 and 2006, there were outstanding letters of credit totaling $897 and $1,318, respectively.


NOTE 14 - EMPLOYEE BENEFIT PLAN

The Bank sponsors the GrandSouth Bank Profit Sharing Section 401(k) Plan (the "Plan") for the benefit of all eligible employees. The Bank contributes seventy-five percent of the first four percent of the employee's compensation contributed to the Plan. Contributions made to the Plan in 2007, 2006 and 2005 were $118, $67 and $56, respectively.

In 2001, supplemental benefits were approved by the Board of Directors for certain executive officers of the Bank. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, certain funding is provided informally and indirectly by life insurance policies owned by the Bank. The Company recorded net expense related to these benefits of $4, $61 and $61 in 2007, 2006 and 2005, respectively.


NOTE 15 - STOCK OPTION PLAN

During 1998, the Board of Directors approved a stock option plan for the benefit of the directors, officers and employees. The Board may grant up to 856,028 options (after the shareholders approved an amendment to increase the number of shares in the plan at the 2005 Annual Meeting) at an exercise price per share not less than the fair market value on the date of grant. All options granted to directors, officers and employees vest 20 percent each year for five years and expire 10 years from the grant date. The related compensation expense is recognized over the vesting period. The Company measures the fair value of each option award on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for awards granted in 2007, 2006 and 2005, as indicated in the following table:

                                                     Years Ended December 31,
                                                     ------------------------
                                                    2007       2006       2005
                                                    ----       ----       ----
Assumptions:
Dividend yield ...............................      0.72%      0.64%      0.89%
Weighted average risk-free interest rate .....      4.55%      5.04%      4.24%
Weighted average expected volatility .........     60.30%     31.14%     20.09%
Weighted average expected life in years ......      6.00       8.00       8.00

Weighted average grant date fair value ....... $    6.35  $    5.42  $    2.79

The Company determines the assumptions used in the Black-Scholes option-pricing model as follows: the dividend yield is based on the historical dividend yield of the Company's stock, adjusted to reflect the expected dividend yield over the expected life of the option, the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant; volatility is based on historical volatility adjusted to reflect the ways in which current information indicates that the future is reasonably expected to differ from the past; and the simplified method of Staff Accounting Bulletin 107 was used to estimate the average life.

The following table summarizes the activity during 2007 related to stock options awarded by the Company:

                                                                                   Year Ended December 31, 2007
                                                                                   ----------------------------
                                                                                                       Weighted Average
                                                                                          Weighted         Remaining
                                                                                      Average Exercise   Contrctual Life  Intrinsic
                                                                       Shares          Price Per Share       (Years)         Value
                                                                       ------          ---------------       -------         -----
                                                                                (Dollars in thousands, except per share)
Outstanding at beginning of year ........................             472,038             $    5.53
Granted .................................................              25,000                 14.84
Exercised ...............................................              (7,642)                 3.25
Forfeited or expired ....................................                   -                     -
                                                                      -------
Outstanding at end of year ..............................             489,396             $    6.04            4.19         $  2,221
                                                                      =======                                               ========

Options outstanding .....................................             489,396             $    6.04            4.19         $  2,221
  and expected to vest

Options exercisable at year-end .........................             361,115             $    4.56            2.89         $  2,065

The weighted average grant date fair values of options granted in 2007 and 2006 were $6.35 and $5.42, respectively. The total intrinsic value of options exercised in 2007 and 2006 was $57 and $33, respectively.

As of December 31, 2007, total compensation costs of unvested options that have not yet been recognized were $471. Those compensation costs will be recognized over the remaining weighted average vesting period of 1.7 years.

Intrinsic value is calculated in the aggregate for shares granted, outstanding and exercisable by taking the closing price of the Company's common stock as of December 31, 2007, as reported by the OTCBB, and subtracting the weighted-average exercise price of the respective category of stock option. That result is then multiplied by the number of options outstanding.

Intrinsic value for shares exercised represents the closing price of the stock on the date of exercise as reported by the OTCBB less the actual exercise price of the options exercised multiplied by the number of options exercised. These intrinsic values are calculated for each exercise during the year and the resulting total is presented.

All share and per share values have been retroactively restated for all stock dividends since the date the options were granted. The Company issues authorized but unissued shares to satisfy option exercises. As of December 31, 2007, there were 358,990 shares available for grant under the Plan.


NOTE 16 - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances - South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the subsidiary's current year-to-date earnings ($3,226 at December 31,
2007) are subject to the prior approval of the South Carolina Commissioner of Banking. Therefore, $25,221 of the Company's equity in the net assets of the Bank was restricted as of December 31, 2007. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are generally limited to 10% of the Bank's capital stock and surplus on a secured basis. Furthermore, in the event that interest payments on the junior subordinated debentures (see Note 9) are deferred by the Company, the Company would be restricted in its ability to pay dividends on its common stock.

Stock Dividends - The Company's Board of Directors declared a 10% stock dividend on July 19, 2006. All per share information has been retroactively adjusted to give effect to the stock dividend.

Accumulated Other Comprehensive Income (Loss) - As of December 31, 2007 and 2006, accumulated other comprehensive income (loss) included as a component of shareholders' equity in the consolidated balance sheets consisted of accumulated changes in the unrealized holding gains and (losses) on available-for-sale securities, net of income tax effects, amounting to $322 and $223 respectively.

Earnings per Share - Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                      2007               2006               2005
                                                                                      ----               ----               ----
                                                                                    (Dollars in thousands, except per share amounts)
Net income per share, basic
Numerator - net income ....................................................         $    2,799         $    3,260         $    2,361
                                                                                    ==========         ==========         ==========
Denominator
Weighted average common shares
issued and outstanding ....................................................          3,373,909          3,372,065          2,840,528
                                                                                    ==========         ==========         ==========

Net income per share, basic ...............................................         $      .83         $      .97         $      .83
                                                                                    ==========         ==========         ==========


Net income per share, assuming dilution
Numerator
Net income, as reported ...................................................         $    2,799         $    3,260         $    2,361
Add:  Interest savings, net of tax, on weighted average
incremental shares assumed on conversion of
subordinated debentures ...................................................                  -                  -                 73
                                                                                    ----------         ----------         ----------
Net income (2007 and 2006) and pro forma net income (2005) ................         $    2,799         $    3,260         $    2,434
                                                                                    ==========         ==========         ==========
Denominator
Weighted average common shares
issued and outstanding ....................................................          3,373,909          3,372,065          2,840,528
Effect of assumed conversion of subordinated debentures ...................                  -                  -            532,356
Effect of dilutive stock options ..........................................            251,042            281,784            168,001
                                                                                    ----------         ----------         ----------
                 Total shares .............................................          3,624,951          3,653,849          3,540,885
                                                                                    ==========         ==========         ==========

Net income per share, assuming dilution ...................................         $      .77         $      .89         $      .69
                                                                                    ==========         ==========         ==========

Weighted average common shares outstanding have been retroactively restated to reflect a 10% stock dividend declared on July 19, 2006.

Regulatory Capital - All bank holding companies and banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, bank holding companies and banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2007 and 2006, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2007, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized as defined in the Federal Deposit Insurance Act, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums. The Company's and Bank's actual capital amounts and ratios are also presented in the table.

                                                                                   Minimum for                     Minimum to be
                                                          Actual                 Capital Adequacy                Well Capitalized
                                                          ------                 ----------------                ----------------
                                                  Amount          Ratio         Amount          Ratio          Amount         Ratio
                                                  ------          -----         ------          -----          ------         -----
December 31, 2007                                                             (Dollars in thousands)
     Tier 1 Capital (to Average Assets)
         Company ..............................  $ 28,850           8.4%       $ 13,750           4.0%              NA            NA
         GrandSouth Bank ......................    27,526           8.6%         12,869           4.0%        $ 16,087          5.0%

     Tier 1 Capital (to Risk Weighted Assets)
         Company ..............................  $ 28,850          10.1%       $ 11,414           4.0%              NA            NA
         GrandSouth Bank ......................    27,526           9.6%         11,432           4.0%        $ 17,148          6.0%

     Total Capital (to Risk Weighted Assets)
         Company ..............................  $ 32,489          11.4%       $ 22,828           8.0%              NA            NA
         GrandSouth Bank ......................    30,469          10.7%         22,864           8.0%        $ 28,580         10.0%

December 31, 2006
     Tier 1 Capital (to Average Assets)
         Company ..............................  $ 26,079           9.3%       $ 11,199           4.0%              NA            NA
         GrandSouth Bank ......................    25,200           8.5%         11,812           4.0%        $ 14,765          5.0%

     Tier 1 Capital (to Risk Weighted Assets)
         Company ..............................  $ 26,079          10.7%        $ 9,788           4.0%              NA            NA
         GrandSouth Bank ......................    25,200          10.3%          9,777           4.0%        $ 14,666          6.0%

     Total Capital (to Risk Weighted Assets)
         Company ..............................  $ 30,031          12.3%       $ 19,576           8.0%              NA            NA
         GrandSouth Bank ......................    27,623          11.3%         19,555           8.0%        $ 24,443         10.0%

NOTE 17 - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," as amended, requires disclosure of the estimated fair value of on-balance sheet and off-balance sheet financial instruments. A financial instrument is defined by SFAS No. 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. No active trading market exists for a significant portion of the Company's financial instruments. Fair value estimates for these instruments are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are specifically excluded from the disclosure requirements include net deferred tax assets, interest receivable and payable, assets acquired in settlement of loans, bank owned life insurance, goodwill, other assets and liabilities, and premises and equipment. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

For cash and due from banks and federal funds sold, the carrying amount approximates fair value because these instruments generally mature in 90 days or less.

The fair value of debt securities issued by government-sponsored enterprises is estimated based on published closing quotations. The fair value of state, county and municipal securities is generally not available from published quotations; consequently, their fair values estimates are based on matrix pricing or quoted market prices of similar instruments adjusted for credit quality differences between the quoted instruments and the securities being valued. Fair value for mortgage-backed securities is estimated primarily using dealers' quotes.

The fair value of other investments approximates the carrying amount.

Fair values are estimated for loans using discounted cash flow analyses, using interest rates currently offered for loans with similar terms and credit quality. The Company does not engage in originating, holding, guaranteeing, servicing or investing in loans where the terms of the loan product give rise to a concentration of credit risk.

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing demand and money market accounts and savings) is estimated as the amount payable on demand, or carrying amount. The fair value of time deposits is estimated using a discounted cash flow calculation that applies rates currently offered to aggregate expected maturities.

The fair values of the Company's short-term borrowings approximate their carrying amounts.

The fair values of variable rate long-term debt instruments are estimated at the carrying amount.

The estimated fair values of off-balance-sheet financial instruments such as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Therefore, the estimated fair values of these off-balance-sheet financial instruments are nominal.

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

                                                                                            December 31,
                                                                                            ------------
                                                                              2007                               2006
                                                                              ----                               ----
                                                                     Carrying       Estimated           Carrying       Estimated
                                                                      Amount        Fair Value           Amount        Fair Value
                                                                    of Assets       of Assets          of Assets       of Assets
                                                                   (Liabilities)   (Liabilities)      (Liabilities)   (Liabilities)
                                                                   -------------   -------------      -------------   -------------
                                                                                          (Dollars in thousands)
Financial Assets:
Cash and due from banks ................................           $  4,585           $  4,585           $  6,145           $  6,145
Federal funds sold .....................................              4,420              4,420             13,659             13,659
Securities available-for-sale ..........................             59,567             59,567             41,646             41,646
Other investments ......................................                765                765                504                504
Loans, net .............................................            259,786            259,911            224,338            224,206

Financial Liabilities:
Deposits ...............................................            305,639            306,514            268,923            268,737
Short-term borrowings ..................................              5,000              5,000                  -                  -
Long-term debt .........................................              8,247              8,247              8,247              8,247

                                                                    Notional          Estimated           Notional       Estimated
                                                                     Amount           Fair Value           Amount        Fair Value
                                                                     ------           ----------           ------        ----------
Off-balance-sheet commitments
Loan commitments .......................................            $76,874              $ -              $71,053            $ -
Standby letters of credit ..............................                897                -                1,318              -

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Impact of Recent Accounting Changes

Fair Value Measurements - The provisions of Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements," are effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard eliminates inconsistencies found in various prior pronouncements but does not require any new fair value measurements. The adoption of SFAS No. 157 in 2008 will not impact the Company's accounting measurements but it is expected to result in additional disclosures.

Fair Value Option - The provisions of Statements of Financial Accounting Standards No. 159 ("SFAS No. 159") , "The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement 115," are effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). This Statement provides an entity the option to measure many financial instruments and certain other items at fair value. Changes in the fair values of items for which the option is selected will be recorded in the entity's earnings. The objective is to improve financial reporting by allowing entities to mitigate the earnings volatility that has resulted from the previously required application of different measurement attributes without the need to apply complex hedge accounting provisions. The Company has not elected to apply the Statement's provisions to any items held as of January 1, 2008 and does not currently expect that it will apply the Statement's provisions to any items acquired subsequently. Therefore, the adoption of the Statement in 2008 has not had, and is not expected to have, any effect on the Company's consolidated financial statements.

Accounting for Uncertainty in Income Taxes - In June 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes," to clarify the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company implemented the provisions of FIN 48 as of January 1, 2007, and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that its income tax filing positions taken or expected to be taken in an its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on the Company's financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48.

Accounting for Bank Owned Life Insurance - In September 2006, the FASB ratified the consensuses reached by the FASB's Emerging Issues Task Force ("EITF") relating to EITF 06-4, "Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" ("EITF 06-4"). Entities purchase life insurance for various reasons including protection against loss of key employees and to fund postretirement benefits. The two most common types of life insurance arrangements are endorsement split dollar life and collateral assignment split dollar life. EITF 06-4 covers the former and EITF 06-10 (discussed below) covers the latter. EITF 06-4 states that entities with endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board ("APB") Opinion No. 12, "Omnibus Opinion--1967" (if the arrangement is, in substance, an individual deferred compensation contract). Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. EITF 06-4 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB ratified the consensus reached on EITF 06-5, "Accounting for Purchases of Life Insurance--Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance" ("EITF 06-5"). EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

In March 2007, the FASB ratified the consensus reached on EITF 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements" ("EITF 06-10"). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No. 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee's retirement or provide the employee with a death benefit based on the substantive agreement with the employee. In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-10 will have a material impact on its financial position, results of operations or cash flows.

Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards - In June 2007, the FASB ratified the consensus reached by the EITF with respect to EITF 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards" ("EITF 06-11"). Under EITF 06-11, a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity-classified nonvested equity shares, nonvested equity share units and outstanding equity share options should be recognized as an increase in additional paid-in capital. This EITF is to be applied prospectively to the income tax benefits that result from dividends on
equity-classified   employee   share-based  payment  awards  that  are  declared
beginning in 2008, and interim periods within those fiscal years. Early application is permitted. The Company does not believe the adoption of EITF 06-11 will have a material impact on its financial position, results of operations or cash flows.

Business Combinations - In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

NOTE 19 - GRANDSOUTH BANCORPORATION (PARENT COMPANY ONLY)


                                                                 December 31,
                                                                 ------------
                                                              2007         2006
                                                              ----         ----
                                                          (Dollars in thousands)
Condensed Balance Sheets
     Assets
         Cash ............................................    $   343    $   350
         Investment in banking subsidiary ................     28,447     25,799
         Due from subsidiary .............................        968        848
         Investment in capital trust .....................        247        247
         Deferred tax asset ..............................        787        549
                                                              -------    -------
            Total assets .................................    $30,792    $27,793
                                                              =======    =======
     Liabilities
         Other liabilities ...............................    $    78    $    76
         Junior subordinated debt ........................      8,247      8,247
     Shareholders' equity ................................     22,467     19,470
                                                              -------    -------
            Total liabilities and shareholders' equity ...    $30,792    $27,793
                                                              =======    =======


                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                         2007             2006               2005
                                                                                         ----             ----               ----
                                                                                                  (Dollars in thousands)
Condensed Statements of Income
     Income
         Dividends received from banking subsidiary ..........................          $   900           $     -           $     -
         Other income ........................................................               18                12                 -
                                                                                        -------           -------           -------
            Total income .....................................................              918                12                 -
                                                                                        -------           -------           -------
     Expenses
         Interest expense ....................................................              599               495               320
         Other expenses ......................................................               84                76                67
                                                                                        -------           -------           -------
            Total expenses ...................................................              683               571               387
                                                                                        -------           -------           -------
     Income before income taxes and equity in
         undistributed earnings of banking subsidiary ........................              235              (559)             (387)
     Income tax benefit ......................................................             (238)             (188)             (142)
     Equity in undistributed earnings of banking subsidiary ..................            2,326             3,631             2,606
                                                                                        -------           -------           -------
     Net income ..............................................................          $ 2,799           $ 3,260           $ 2,361
                                                                                        =======           =======           =======

                                                                                                      Years Ended December 31,
                                                                                                      ------------------------
                                                                                                2007           2006            2005
                                                                                                ----           ----            ----
                                                                                                       (Dollars in thousands)
Condensed Statements of Cash Flows
     Operating activities
         Net income ...................................................................       $ 2,799        $ 3,260        $ 2,361
            Adjustments to reconcile net income to net
                cash provided (used) by operating activities
                    Deferred income taxes .............................................          (238)          (175)          (132)
                    Other liabilities .................................................             -             28             50
                    Share-based compensation ..........................................           121            110              -
                    Increase in due from subsidiary ...................................          (120)          (111)          (841)
                    Equity in undistributed net income of
                    banking subsidiary ................................................        (2,326)        (3,631)        (2,606)
                                                                                              -------        -------        -------
                      Net cash provided provided by (used for)
                         operating activities .........................................           236           (519)        (1,168)
                                                                                              -------        -------        -------
     Investing activities
         Investment in banking subsidiary .............................................             -         (3,050)          (200)
         Investment in capital trust ..................................................             -           (247)             -
                                                                                              -------        -------        -------
                      Net cash used for investing activities ..........................             -         (3,297)          (200)
                                                                                              -------        -------        -------
     Financing activities
         Proceeds of issuance of junior subordinated debentures .......................             -          8,247              -
         Proceeds from other borrowings ...............................................             -            100          1,400
         Repayments of other borrowings ...............................................             -         (4,000)             -
         Exercise of stock options ....................................................            25             12              -
         Cash dividends paid ..........................................................          (268)          (252)          (192)
         Cash paid in lieu of fractional shares .......................................             -             (5)            (2)
                                                                                              -------        -------        -------
                      Net cash (used for) provided by financing activities ............          (243)         4,102          1,206
                                                                                              -------        -------        -------
     (Decrease) increase in cash and cash equivalents .................................            (7)           286           (162)
     Cash and cash equivalents, beginning .............................................           350             64            226
                                                                                              -------        -------        -------
     Cash and cash equivalents, ending ................................................       $   343        $   350        $    64
                                                                                              =======        =======        =======


Supplemental Schedule of Non-Cash Investing and Financing Activities
Dividends declared but unpaid .........................................................       $    69        $    67        $    61
                                                                                              =======        =======        =======
Subordinated debentures converted into common stock ...................................       $     -        $     -        $ 3,500
                                                                                              =======        =======        =======
Stock dividend ........................................................................       $     -        $ 4,592        $     -
                                                                                              =======        =======        =======

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2008

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM ________________ TO
     _______________.

                        Commission File Number: 000-31937


                            GRANDSOUTH BANCORPORATION
             (Exact name of registrant as specified in its charter)


                   Incorporated in the State of South Carolina
                I.R.S. Employer Identification Number 57-1104394


                      381 Halton Road, Greenville, SC 29607
                    (Address of Principal Executive Offices)


                                 (864) 770-1000
              (Registrant's Telephone Number, including Area Code)


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
[ X ] Yes  [    ] No

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
   (Check one):

   Large accelerated filer [ ]                     Accelerated filer [ ]

   Non-accelerated filer   [ ]                     Smaller reporting company [X]
   (Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

[ ] Yes    [X]   No


     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date. Common Stock - No Par Value, 3,565,964 Shares Outstanding on November 7, 2008

                            GRANDSOUTH BANCORPORATION

                               Index to Form 10-Q

                                                                            Page
                                                                            ----
PART I.  FINANCIAL INFORMATION

Item 1.      Financial Statements

             Consolidated Balance Sheets ...................................   3
             Consolidated Statements of Income .............................   4
             Consolidated Statements of Changes in Shareholders' Equity
                      and Comprehensive Income .............................   5
             Consolidated Statements of Cash Flows .........................   6
             Notes to Unaudited Consolidated Financial Statements ..........   7

Item 2.      Management's Discussion and Analysis of Financial Condition
                 and Results of Operations .................................  13

Item 3.      Quantitative and Qualitative Disclosures About Market Risk ....  23

Item 4T.     Controls and Procedures .......................................  23


PART II. OTHER INFORMATION

Item 6.      Exhibits ......................................................  25

SIGNATURES .................................................................  26

PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements

GRANDSOUTH BANCORPORATION
Consolidated Balance Sheets

                                                                                              (Unaudited)          (Audited)
                                                                                               September 30,      December  31,
                                                                                                   2008              2007
                                                                                                   ----              ----
                                                                                                   (Dollars in thousands)
Assets
     Cash and non-interest bearing due from banks ......................................        $  4,587           $  4,287
     Interest bearing transaction deposits with other banks ............................           5,101                298
     Federal funds sold ................................................................           8,322              4,420
                                                                                                --------           --------
         Cash and cash equivalents .....................................................          18,010              9,005
     Certificates of deposit with other banks ..........................................           2,000                  -
     Securities available for sale .....................................................          50,571             59,567
     Other investments, at cost ........................................................           1,926                765
     Loans, net of allowance for loan losses - $3,553 for 2008 and
         $2,943 for 2007 ...............................................................         290,236            259,786
     Premises and equipment, net .......................................................           4,813              4,896
     Bank owned life insurance .........................................................           4,892              4,753
     Assets acquired in settlement of loans ............................................             605              1,752
     Interest receivable ...............................................................           2,184              2,313
     Deferred income taxes .............................................................             586                544
     Goodwill ..........................................................................             737                737
     Other assets ......................................................................             881              1,006
                                                                                                --------           --------
            Total assets ...............................................................        $377,441           $345,124
                                                                                                ========           ========
Liabilities
     Deposits
         Noninterest bearing ...........................................................        $ 18,030           $ 15,037
         Interest bearing ..............................................................         294,443            290,602
                                                                                                --------           --------
            Total deposits .............................................................         312,473            305,639
     Short-term borrowings .............................................................               -              5,000
     Long-term Federal Home Loan Bank advances .........................................          29,000                  -
     Junior subordinated debentures ....................................................           8,247              8,247
     Interest payable ..................................................................             560                754
     Other liabilities .................................................................           2,580              3,017
                                                                                                --------           --------
            Total liabilities ..........................................................         352,860            322,657
                                                                                                --------           --------
Shareholders' equity
     Common stock - no par value; 20,000,000 shares authorized; issued and outstanding - 3,565,964 at September 30, 2008 and
         3,381,488 at December 31, 2007 ................................................          19,884             19,200
     Retained earnings .................................................................           4,588              3,083
     Accumulated other comprehensive income (loss) .....................................             109                184
                                                                                                --------           --------
            Total shareholders' equity .................................................          24,581             22,467
                                                                                                --------           --------
            Total liabilities and shareholders' equity .................................        $377,441           $345,124
                                                                                                ========           ========

The accompanying notes are an integral part of these consolidated financial statements.

GRANDSOUTH BANCORPORATION
Consolidated Statements of Income

                                                                                                  (Unaudited)
                                                                                          Period Ended September 30,
                                                                                          --------------------------
                                                                                  Three Months                    Nine Months
                                                                                  ------------                    -----------
                                                                               2008           2007           2008            2007
                                                                               ----           ----           ----            ----
                                                                                   (Dollars in thousands, except per share)

Interest income
     Interest and fees on loans .....................................       $  5,394       $  5,946        $ 16,602        $ 17,510
     Investment securities
       Taxable ......................................................            510            527           1,701           1,491
       Nontaxable ...................................................            143             97             427             214
     Dividends ......................................................             14              7              51              24
     Other, principally federal funds sold ..........................             74            190             201             506
                                                                            --------       --------        --------        --------
         Total interest income ......................................          6,135          6,767          18,982          19,745
                                                                            --------       --------        --------        --------

Interest expense
     Deposits .......................................................          2,695          3,508           8,559           9,874
     Federal Home Loan Bank advances ................................            264              -             531               -
     Junior subordinated debentures .................................             99            155             329             456
                                                                            --------       --------        --------        --------
         Total interest expense .....................................          3,058          3,663           9,419          10,330
                                                                            --------       --------        --------        --------

Net interest income .................................................          3,077          3,104           9,563           9,415
Provision for loan losses ...........................................            670            255           1,385             680
                                                                            --------       --------        --------        --------
Net interest income after provision for loan losses .................          2,407          2,849           8,178           8,735
                                                                            --------       --------        --------        --------

Noninterest income
     Service charges on deposit accounts ............................            139            114             374             318
     Gain (loss) on sale of securities available for sale ...........              -            (24)             16             (24)
     Gain (loss) on sale of assets acquired in settlement
         of loans ...................................................             29              -             (24)              6
     Gain on sale of premises and equipment .........................             16              -              43               -
     Other income ...................................................             77             76             193             199
                                                                            --------       --------        --------        --------
         Total noninterest income ...................................            261            166             602             499
                                                                            --------       --------        --------        --------

Noninterest expense
     Salaries and employee benefits .................................          1,189          1,066           3,841           3,592
     Premises and equipment .........................................             90            168             497             507
     Data processing ................................................            120            103             391             365
     Insurance ......................................................             96            140             296             400
     Postage and supplies ...........................................             73             72             189             214
     Professional fees ..............................................            113            138             370             374
     Real estate and loan ...........................................             44             81             124             154
     Other ..........................................................            206            143             407             409
                                                                            --------       --------        --------        --------
         Total noninterest expenses .................................          1,931          1,911           6,115           6,015
                                                                            --------       --------        --------        --------

Income before income taxes ..........................................            737          1,104           2,665           3,219
Income tax expense ..................................................            265            398             954           1,160
                                                                            --------       --------        --------        --------
Net income ..........................................................       $    472       $    706        $  1,711        $  2,059
                                                                            ========       ========        ========        ========

Per share
     Net income .....................................................       $   0.14       $   0.21        $   0.50        $   0.61
     Net income, assuming dilution ..................................           0.13           0.20            0.48            0.57
     Dividends declared .............................................           0.02           0.02            0.06            0.06

--------

The accompanying notes are an integral part of these consolidated financial statements.

GRANDSOUTH  BANCORPORATION
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income

                                                                 (Unaudited)

                                                                 Common Stock
                                                                 ------------                           Accumulated
                                                            Number of                     Retained   Other Comprehensive
                                                              Shares         Amount       Earnings       Income (Loss)       Total
                                                              ------         ------       --------       -------------       -----
                                                                          (Dollars in thousands, except per share)

Balance, January 1, 2007 .............................      3,373,846      $  19,054      $     554       $    (138)      $  19,470
                                                                                                                          ---------
Comprehensive income:
    Net income .......................................              -              -          2,059               -           2,059
                                                                                                                          ---------
    Net unrealized holding gains and losses
      on available for sale securities
      arising during the period, net of
      income taxes of $68 ............................              -              -              -             132             132
    Reclassification adjustment,
      net of income taxes of $8 ......................              -              -              -              16              16
                                                                                                                          ---------
        Total other comprehensive income .............              -              -              -               -             148
                                                                                                                          ---------
          Total comprehensive income .................              -              -              -               -           2,207
                                                                                                                          ---------
Share-based compensation .............................              -             85              -               -              85
Cash dividends declared, $.06 per share ..............              -              -           (201)              -            (201)
                                                            ---------      ---------      ---------       ---------       ---------
Balance, September 30, 2007 ..........................      3,373,846      $  19,139      $   2,412       $      10       $  21,561
                                                            =========      =========      =========       =========       =========



Balance, January 1, 2008 .............................      3,381,488      $  19,200      $   3,083       $     184       $  22,467
                                                                                                                          ---------
Comprehensive income:
    Net income .......................................              -              -          1,711               -           1,711
                                                                                                                          ---------
    Net unrealized holding gains and losses
      on available for sale securities
      arising during the period, net of
      income taxes of $33 ............................              -              -              -             (64)            (64)
    Reclassification adjustment,
      net of income taxes of $5 ......................              -              -              -             (11)            (11)
                                                                                                                          ---------
        Total other comprehensive income (loss) ......              -              -              -               -             (75)
                                                                                                                          ---------
          Total comprehensive income .................              -              -              -               -           1,636
                                                                                                                          ---------
Exercise of stock options ............................        184,476            599              -               -             599
Share-based compensation .............................              -             85              -               -              85
Cash dividends declared, $.06 per share ..............              -              -           (206)              -            (206)
                                                            ---------      ---------      ---------       ---------       ---------
Balance, September 30, 2008 ..........................      3,565,964      $  19,884      $   4,588       $     109       $  24,581
                                                            =========      =========      =========       =========       =========








The accompanying notes are an integral part of these consolidated financial statements.

GRANDSOUTH BANCORPORATION
Consolidated Statements of Cash Flows

                                                                                                               (Unaudited)
                                                                                                             Nine Months Ended
                                                                                                               September 30,
                                                                                                               -------------
                                                                                                          2008                 2007
                                                                                                          ----                 ----
                                                                                                          (Dollars in thousands)
Operating activities
     Net income ..............................................................................          $  1,711           $  2,059
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses ........................................................             1,385                680
            Depreciation .....................................................................               252                295
            Net securities (discount accretion) and premium amortization .....................               (35)                 9
            (Gain) or loss on sale of securities available for sale ..........................               (16)                24
            Gain on sale of premises and equipment ...........................................               (43)                 -
            Loss (gain) on sale of assets acquired in settlement of loans ....................                24                 (6)
            Increase in cash surrender value of bank owned life insurance ....................              (139)              (132)
            Decrease (increase) in other assets ..............................................               250               (258)
            (Decrease) increase in other liabilities .........................................              (633)               347
            Share-based compensation .........................................................                85                 85
                                                                                                        --------           --------
                Net cash provided by operating activities ....................................             2,841              3,103
                                                                                                        --------           --------

Investing activities
     Purchases of certificates of deposit in other banks .....................................            (2,000)                 -
     Purchases of securities available for sale ..............................................            (3,199)           (29,207)
     Principal paydowns of available for sale mortgage-backed
         investment securities ...............................................................             4,104              2,613
     Maturities, calls and paydowns of securities available for sale .........................             7,000             10,015
     Proceeds of sale of securities available for sale .......................................             1,029              2,448
     Purchases of other investments ..........................................................            (1,161)               (36)
     Net increase in loans made to customers .................................................           (32,445)           (34,005)
     Purchases of premises and equipment .....................................................              (183)              (147)
     Proceeds from sale of premises and equipment ............................................                57                  -
     Proceeds from sale of assets acquired in settlement of loans ............................             1,733                490
                                                                                                        --------           --------
                Net cash used by investing activities ........................................           (25,065)           (47,829)
                                                                                                        --------           --------

Financing activities
     Net increase in deposits ................................................................             6,834             36,891
     Decrease in short-term borrowings .......................................................            (5,000)                 -
     Increase in long-term Federal Home Loan Bank advances ...................................            29,000                  -
     Cash dividends paid .....................................................................              (204)              (134)
     Exercise of stock options ...............................................................               599                  -
                                                                                                        --------           --------
                Net cash provided by financing activities ....................................            31,229             36,757
                                                                                                        --------           --------
Increase (decrease) in cash and cash equivalents .............................................             9,005             (7,969)
Cash and cash equivalents, beginning of period ...............................................             9,005             19,804
                                                                                                        --------           --------
Cash and cash equivalents, end of period .....................................................          $ 18,010           $ 11,835
                                                                                                        ========           ========



The accompanying notes are an integral part of these consolidated financial statements.

Supplemental Disclosure of Cash Flow Information

                                                                                                              (Unaudited)
                                                                                                            Nine Months Ended
                                                                                                               September 30,
                                                                                                               -------------
                                                                                                         2008                 2007
                                                                                                         ----                 ----
                                                                                                          (Dollars in thousands)
Cash paid during the period for
    Interest ..............................................................................             $ 9,614              $10,333
    Income taxes ..........................................................................               1,444                1,082
Noncash investing and financing activities:
    Other comprehensive income (loss) .....................................................                 (75)                 148
    Transfers of loans to assets acquired in settlement of loans ..........................                 610                  335
    Dividends declared but unpaid .........................................................                  71                   67


                            GRANDSOUTH BANCORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)

NOTE 1 - ORGANIZATION

GrandSouth Bancorporation (the "Company") is a South Carolina corporation organized in 2000 for the purpose of being a holding company for GrandSouth Bank (the "Bank"). On October 2, 2000, pursuant to a Plan of Exchange approved by the shareholders, all of the outstanding shares of $2.50 par value common stock of the Bank were exchanged for shares of no par value common stock of the Company. The Company presently engages in no business other than that of owning the Bank, has no employees and operates as one business segment. The Company is regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The unaudited consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Bank was incorporated in 1998 and operates as a South Carolina chartered bank providing full banking services to its customers. The Bank is subject to regulation by the South Carolina State Board of Financial Institutions and the Federal Deposit Insurance Corporation.

NOTE 2 - BASIS OF PRESENTATION

Accounting Principles - A summary of significant accounting policies and the audited financial statements for 2007 are included in GrandSouth Bancorporation's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and the instructions to Form 10-Q.

The accompanying interim financial statements in this report are unaudited. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present a fair statement of the results for the interim period have been made. The results of operations for any interim period are not necessarily indicative of the results to be expected for an entire year. These interim financial statements should be read in conjunction with the annual financial statements and notes thereto included in the 2007 Annual Report on Form 10-K.

Certain prior period amounts have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported shareholders' equity or net income. All dollar amounts are in thousands, except per share data.

NOTE 3 - NON-PERFORMING LOANS

As of September 30, 2008, there were $6,081 in nonaccrual loans, $348 in loans 90 or more days past due and still accruing interest and no restructured loans. As of December 31, 2007, there were $1,127 in nonaccrual loans, no loans 90 or more days past due and still accruing interest and no restructured loans.

NOTE 4 - LONG-TERM DEBT

During the first nine months of 2008, the Bank borrowed $29,000 from the Federal Home Loan Bank of Atlanta. These borrowings were fixed rate advances with a weighted average interest rate of 3.62% and a weighted average maturity of 3.33 years.

NOTE 5 - NET INCOME PER SHARE

Net income per share is computed on the basis of the weighted average number of common shares outstanding in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share." Diluted net income per share is computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding during each period plus the assumed exercise of dilutive stock options using the treasury stock method.

Following is a reconciliation of basic net income per share to diluted net income per share for the three and nine month periods ended September 30, 2008 and 2007.

                                                                                                 (Unaudited)
                                                                                         Period Ended September 30,
                                                                                         --------------------------
                                                                               Three Months                       Nine Months
                                                                               ------------                       -----------
                                                                           2008             2007             2008            2007
                                                                           ----             ----             ----            ----
                                                                             (Dollars in thousands, except per share amounts)

Net income per share, basic
  Numerator - net income .......................................       $      472       $      706       $    1,711       $    2,059
                                                                       ==========       ==========       ==========       ==========
  Denominator
    Weighted average common shares
      issued and outstanding ...................................        3,481,747        3,373,846        3,415,152        3,373,846
                                                                       ==========       ==========       ==========       ==========

      Net income per share, basic ..............................       $      .14       $      .21       $      .50       $      .61
                                                                       ==========       ==========       ==========       ==========

Net income per share, assuming dilution
  Numerator - net income .......................................       $      472       $      706       $    1,711       $    2,059
                                                                       ==========       ==========       ==========       ==========
  Denominator
     Weighted average common shares
       issued and outstanding ..................................        3,481,747        3,373,846        3,415,152        3,373,846
     Effect of dilutive stock options ..........................           63,267          210,207          141,913          264,730
                                                                       ----------       ----------       ----------       ----------
               Total shares ....................................        3,545,014        3,584,053        3,557,065        3,638,576
                                                                       ==========       ==========       ==========       ==========

       Net income per share, assuming dilution .................       $      .13       $      .20       $      .48       $      .57
                                                                       ==========       ==========       ==========       ==========

NOTE 6 -FAIR VALUE MEASUREMENTS

The Company implemented Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," ("SFAS No. 157") as required on January 1, 2008. SFAS

No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly fashion between market participants at the measurement date (an exit price), and establishes a framework for measuring fair value. It also establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, eliminates the consideration of large position discounts for financial instruments quoted in active markets, requires consideration of the Company's creditworthiness when valuing its liabilities, and expands disclosures about instruments measured at fair value.

The following is a summary of the measurement attributes applicable to financial assets and liabilities that are measured at fair value on a recurring basis:

                                                         Fair Value Measurement at Reporting Date Using
                                                         ----------------------------------------------
                                                       Quoted Prices
                                                         in Active        Significant
                                                        Markets for           Other          Significant
                                                         Identical         Observable        Unobservable
                                                          Assets             Inputs             Inputs
Description                   September 30, 2008        (Level 1)          (Level 2)          (Level 3)
                              ------------------        ---------          ---------          ---------
                                                                     (Dollars in thousands)
Securities available for sale .......................   $      -             $50,571           $        -

Pricing for the Company's securities available-for-sale is obtained from an independent third-party that uses a process that may incorporate current market prices, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, other reference data and industry and economic events that a market participant would be expected to use in valuing the securities. Not all of the inputs listed apply to each individual security at each measurement date. The independent third party assigns specific securities into an "asset class" for the purpose of assigning the applicable level of the fair value hierarchy used to value the securities. The techniques used after adoption of SFAS No. 157 are consistent with the methods used previously.

No cumulative effect adjustments were required upon initial application of SFAS No. 157. Available for sale securities continue to be measured at fair value with unrealized gains and losses recorded in other comprehensive income.

The following is a summary of the measurement attributes applicable to financial assets and liabilities that are measured at fair value on a non-recurring basis:

                                                         Fair Value Measurement at Reporting Date Using
                                                         ----------------------------------------------
                                                       Quoted Prices
                                                         in Active        Significant
                                                        Markets for           Other          Significant
                                                         Identical         Observable        Unobservable
                                                          Assets             Inputs             Inputs
Description                   September 30, 2008        (Level 1)          (Level 2)          (Level 3)
                              ------------------        ---------          ---------          ---------
                                                                     (Dollars in thousands)
Collateral dependent impaired loans .................    $      -           $ 4,784            $      -

Collateral dependent impaired loans consist of nonaccrual loans and potential problem loans for which the underlying collateral provides the sole repayment source. The Company measures the amount of the impairment for such loans by determining the difference between the fair value of the underlying collateral and the recorded amount of the loan. The fair value of the underlying collateral generally is based on appraisals performed in accordance with applicable appraisal standards by independent appraisers engaged by the Company. In many cases, management updates values reflected in older appraisals obtained at the time of loan origination and already in the Company's possession using its own knowledge, judgments and assumptions about current market and other conditions in lieu of obtaining a new independent appraisal. If the fair value of the collateral is less than the recorded amount of the loan, a valuation allowance is established for the difference; otherwise, no valuation allowance is established. The valuation allowance for impaired loans is a component of the allowance for loan losses. Periodically, management reevaluates the fair value of the collateral and makes adjustments to the valuation allowance as appropriate. However, if the fair value of the collateral subsequently recovers in value such that it exceeds the recorded loan amount, no adjustment is made in the loan's value for the excess. The amount of the valuation allowance for the Company's collateral dependent impaired loans was $1,503 as of September 30, 2008.

In February 2008, the Financial Accounting Standards Board Staff issued FASB Staff Position No. FAS 157-2 ("FSP 157-2") which delays for one year the effective date of the application of Statement of Financial Accounting Standards No. 157 "Fair Value Measurements" ("SFAS No. 157") to nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In accordance with FSP 157-2, the Company has only partially applied SFAS No. 157. The major categories of assets or liabilities disclosed at fair value in the financial statements for which the Company has not applied the provisions of SFAS No. 157 under the provisions of FSP 157-2 are goodwill and assets acquired in settlement of loans.

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities," ("SFAS No. 159" or the "Statement") which was effective for the Company as of January 1, 2008. Under the provisions of SFAS No. 159, entities may choose, but are not required, to measure many financial instruments and certain other items at their fair values, with changes in the fair values of those instruments reported in earnings. The Company has not elected to measure at fair value any financial instruments under the provisions of SFAS No. 159. The adoption of the Statement had no effect on the Company's financial statements.

The Securities and Exchange Commission's ("SEC") Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 ("Press Release") to provide clarifications on fair value accounting. The press release includes guidance on the use of management's internal assumptions and the use of "market" quotes. It also reiterates the factors in SEC Staff
Accounting Bulletin Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

On October 10, 2008, the FASB issued FSP SFAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP SFAS 157-3"). This FSP clarifies the application of SFAS No. 157, "Fair Value Measurements" in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. For the Company, this FSP is effective for the quarter ended September 30, 2008.

The Company considered the guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than-temporary impairment as of September 30, 2008 and determined that it did not result in a change to its impairment estimation techniques.


NOTE 7 - VARIABLE INTEREST ENTITY

On May 3, 2006, the Company sponsored the creation of a Delaware statutory trust, GrandSouth Capital Trust I (the "Trust"), and is the sole owner of the $247 in common securities issued by the Trust. On May 10, 2006, the Trust issued $8,000 in floating rate capital securities. The proceeds of this issuance, and the amount of the Company's investment in the common securities, were used to acquire $8,247 principal amount of the Company's floating rate junior subordinated debt securities due 2036 ("Debentures"), which securities, and the accrued interest thereon, now constitute the Trust's sole assets. The interest rate associated with the debt securities, and the distribution rate on the common securities of the Trust, is adjustable quarterly at 3 month LIBOR plus 185 basis points, and was 5.06% as of September 30, 2008. The Company may defer interest payments on the Debentures for up to twenty consecutive quarters, but not beyond the stated maturity date of the Debentures. In the event that such interest payments are deferred by the Company, the Trust may defer distributions on the capital and common securities. In such an event, the Company would be restricted in its ability to pay dividends on its common stock and perform under other obligations that are not senior to the Debentures.

The Debentures are redeemable at par at the option of the Company, in whole or in part, on any interest payment date on or after June 23, 2011. Prior to that date, the Debentures are redeemable at par plus a premium of up to 4.40% of par upon the occurrence of certain events that would have a negative tax effect on the Trust or that would cause it to be required to be registered as an investment company under the Investment Company Act of 1940 or that would cause trust preferred securities not to be eligible to be treated as Tier 1 capital by the Federal Reserve Board. Upon repayment or redemption of the Debentures, the Trust will use the proceeds of the transaction to redeem an equivalent amount of capital securities and common securities. The Trust's obligations under the capital securities are unconditionally guaranteed by the Company. In accordance with Financial Accounting Standards Board Interpretation 46(R), the Trust is not consolidated in the Company's financial statements.


NOTE 8 -NEW ACCOUNTING PRONOUNCEMENTS

In February 2008, the FASB issued FASB Staff Position No. 140-3, "Accounting for Transfers of Financial Assets and Repurchase Financing Transactions" ("FSP 140-3"). This FSP provides guidance on accounting for a transfer of a financial asset and the transferor's repurchase financing of the asset. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under Statement 140. FSP 140-3 will be effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years and earlier application is not permitted. Accordingly, this FSP is effective for the Company on January 1, 2009. The Company is currently evaluating the impact, if any, that the adoption of FSP 140-3 will have on its financial position, results of operations and cash flows.

In April 2008, the FASB issued FASB Staff Position No. 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP 142-3"). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets." The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), "Business Combinations," and other U.S. generally accepted accounting principles. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and early adoption is prohibited. Accordingly, this FSP is effective for the Company on January 1, 2009. The Company does not believe the adoption of FSP 142-3 will have a material impact on its financial position, results of operations or cash flows.

In June, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities," ("FSP EITF 03-6-1"). The Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented must be adjusted retrospectively. Early application is not permitted. The adoption of this Staff Position will have no material effect on the Company's financial position, results of operations or cash flows.

FSP SFAS 133-1 and FIN 45-4,  "Disclosures  about Credit Derivatives and Certain
Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161," ("FSP SFAS 133-1 and FIN 45-4") was issued September 2008, effective for reporting periods (annual or interim) ending after November 15, 2008. FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require a seller of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, fair value of the derivative, and the nature of any recourse provisions. Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

The staff position also amends FIN 45 to require disclosure of the current status of the payment/performance risk of the credit derivative guarantee. If an entity utilizes internal groupings as a basis for the risk, how the groupings are determined must be disclosed as well as how the risk is managed.

The staff position encourages that the amendments be applied in periods earlier than the effective date to facilitate comparisons at initial adoption. After initial adoption, comparative disclosures are required only for subsequent periods.

FSP SFAS 133-1 and FIN 45-4 clarifies the effective date of SFAS 161 such that required disclosures should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. The adoption of this Staff Position will have no material effect on the Company's financial position, results of operations or cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.


          CAUTIONARY NOTICE WITH RESPECT TO FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements" within the meaning of the securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forwarding-looking statements.

All statements that are not historical facts are statements that could be "forward-looking statements." You can identify these forward-looking statements through the use of words such as "may," "will," "should," "could," "would," "expect," "anticipate," "assume," "indicate," "contemplate," "seek," "plan," "predict," "target," "outlook," "potential," "believe," "intend," "estimate," "project," "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

These forward-looking statements are based on current expectations, estimates and projections about the banking industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

     o    future economic and business conditions;
     o lack of sustained growth in the economies of the Company's market areas;
     o    government monetary and fiscal policies;
     o the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;

     o the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services, as well as competitors that offer banking products and services by mail, telephone, computer and/or the Internet;
     o    credit risks;
     o    higher than anticipated levels of defaults on loans;
     o    perceptions by depositors about the safety of their deposits;
     o    capital adequacy;
     o the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, including the value of collateral securing loans;
     o    ability to weather the current economic downturn;
     o    loss of consumer or investor confidence;
     o    availability of liquidity sources;
     o the risks of opening new offices, including, without limitation, the related costs and time of building customer relationships and integrating operations as part of these endeavors and the failure to achieve expected gains, revenue growth and/or expense savings from such endeavors;
     o changes in laws and regulations, including tax, banking and securities laws and regulations;
     o changes in accounting policies, rules and practices; o changes in technology or products may be more difficult or costly, or less effective, than anticipated;
     o the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence; and
     o other factors and information described in this report and in any of the other reports that we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The Company has no obligation, and does not undertake, to update, revise or correct any of the forward-looking statements after the date of this report. The Company has expressed its expectations, beliefs and projections in good faith and believes they have a reasonable basis. However, there is no assurance that these expectations, beliefs or projections will result or be achieved or accomplished.


Item 2. -  Management's  Discussion  and  Analysis of  Financial  Condition  and
           Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and related notes appearing in the 2007 Annual Report on Form 10-K for GrandSouth Bancorporation. Results of operations for the nine and three-month periods ended September 30, 2008 are not necessarily indicative of the results to be attained for any other periods. Dollars are in thousands, except per share data.

Critical Accounting Policies

The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's financial statements. The significant accounting policies of the Company are described in the notes to the audited consolidated financial statements included in the Company's 2007 Form 10-K.

Certain accounting policies involve significant estimates and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying value of assets and liabilities and the results of operations of the Company.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the "Provision and Allowance for Loan Losses" section in this report and the "Provision for Loan Losses" and "Allowance for Loan Losses" sections in the Company's 2007 Form 10-K for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.


CHANGES IN FINANCIAL CONDITION

During the first nine months of 2008, loans increased by $31,060, or 11.8%, securities available-for-sale decreased by $8,996, or 15.1%, deposits increased by $6,834, or 2.2% and long-term Federal Home Loan Bank advances increased by $29,000. Federal funds sold increased by $3,902, or 88.3%. Interest bearing deposits with other banks increased by $6,803. $2,000 of these deposits were held in the form of certificates of deposits maturing two years after their acquisition and $5,101 were interest bearing transaction accounts held at the Federal Home Loan Bank of Atlanta.

Loans grew by $5,911 during the 2008 three month period compared with $19,239 and $5,910 during the second and first quarters of 2008, respectively. Deposit growth was limited due to management's decision to use less costly Federal Home Loan Bank advances as an alternative funding source.

In response to financial conditions affecting the banking system and financial markets and the potential threats to the solvency of investment banks and other financial institutions, the United States government has taken unprecedented actions. On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the "EESA"). Pursuant to the EESA, the U.S. Treasury will have the authority to, among other things, purchase mortgages, mortgage-backed securities, and other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, the U.S. Department of Treasury announced the Capital Purchase Program under the EESA, pursuant to which the Treasury intends to make senior preferred stock investments in participating financial institutions.

As a result of the enactment of the EESA, the maximum limit of FDIC deposit insurance was temporarily increased to $250,000. Further, on October 14, 2008, FDIC announced a Temporary Liquidity Guarantee Program pursuant to which all noninterest bearing transaction accounts held in FDIC-insured financial institutions have been temporarily insured against loss by the FDIC until December 5, 2008 (the "deposit guarantee program"). This coverage was extended in order to provide assurance that, in the event a bank failed during the recent "financial crisis," depositors with large transaction account balances in that financial institution, such as might be maintained in a payroll account, would not be adversely affected. Similarly, senior unsecured debt issued by FDIC-insured financial institutions is covered by the FDIC until December 5, 2008 (the "debt guarantee program"). Institutions may opt out of either of these programs until December 5, 2008. The Company intends to continue coverage under the deposit guarantee program but does not currently anticipate that it will continue to participate in the debt guarantee program. Continuing the deposit guarantee program until its expiration on December 31, 2009 will result in higher future insurance assessments being levied by the FDIC. If it does not opt out of the debt guarantee program, senior unsecured debt issued by the Bank prior to July 1, 2009 will be insured, subject to certain limitations on the amount of such debt that may be issued. Any debt insured under the program before July 1, 2009 will continue to be insured until its maturity on or before June 30, 2012 and additional FDIC insurance premiums would be incurred.


RESULTS OF OPERATIONS

Earnings Performance

Three Months Ended September 30, 2008 and 2007

The Company's net income for the third quarter of 2008 was $472 or $.13 per diluted share, compared with $706 or $.20 per diluted share, for the third quarter of 2007. The Company recorded a provision for loan losses of $670 for the 2008 three month period compared with $255 for the same period of 2007, primarily due to higher amounts of nonperforming loans and increased net charge-offs.

During the 2008 period, the Company realized a gain of $29 on the sale of assets acquired in settlement of loans and a gain of $16 on sale of premises and equipment. There was no corresponding activity in the 2007 period. In the 2007 period, a loss of $24 was recognized on the sale of securities available for sale. There was no corresponding activity in the 2008 period.

                                                                              Summary Income Statement
                                                                              ------------------------
For the Three Months Ended September 30,                    2008                2007             Dollar Change     Percentage Change
                                                            ----                ----             -------------     -----------------
Interest income ...................................        $6,135              $6,767              $ (632)               -9.3%
Interest expense ..................................         3,058               3,663                (605)              -16.5%
                                                           ------              ------              ------
Net interest income ...............................         3,077               3,104                 (27)               -0.9%
Provision for loan losses .........................           670                 255                 415               162.7%
Noninterest income ................................           261                 166                  95                57.2%
Noninterest expense ...............................         1,931               1,911                  20                 1.0%
Income tax expense ................................           265                 398                (133)              -33.4%
                                                           ------              ------              ------
Net income ........................................        $  472              $  706              $ (234)              -33.1%
                                                           ======              ======              ======

Net interest income for the 2008 quarter was slightly lower than for the 2007 third quarter. The decrease was the result of contraction in both interest rate spread and net yield on earning assets. Net interest spread decreased by 35 basis points to 3.09 % for the third quarter of 2008 and net yield on earning assets decreased 44 basis points to 3.39%. The largest factor contributing to this decrease was a reduction in interest and fees on loans to $5,394 in the 2008 quarter from $5,946 in the same period of 2007. The yield on loans fell to 7.39% for the 2008 period from 9.22% for the 2007 period, a decrease of 183 basis points. Yields on all interest earning assets fell by 160 basis points compared with the prior year three month period. Rates paid for interest bearing funding sources fell by 125 basis points to 3.67% for the 2008 period.


Nine Months Ended September 30, 2008 and 2007

The Company's net income for the first nine months of 2008 was $1,711, or $.48 per diluted share, compared with $2,059, or $.57 per diluted share, for the first nine months of 2007. This decrease resulted primarily from increased provision for loan losses.

                                                                              Summary Income Statement
                                                                              ------------------------
For the Nine Months Ended September 30,                     2008                2007             Dollar Change     Percentage Change
                                                            ----                ----             -------------     -----------------
Interest income ....................................        $18,982             $19,745             $  (763)              -3.9%
Interest expense ...................................          9,419              10,330                (911)              -8.8%
                                                            -------             -------              ------
Net interest income ................................          9,563               9,415                 148                1.6%
Provision for loan losses ..........................          1,385                 680                 705              103.7%
Noninterest income .................................            602                 499                 103               20.6%
Noninterest expense ................................          6,115               6,015                 100                1.7%
Income tax expense .................................            954               1,160                (206)             -17.8%
                                                            -------             -------              ------
Net income .........................................        $ 1,711             $ 2,059             $  (348)             -16.9%
                                                            =======             =======              ======

Net interest income for the 2008 nine month period was slightly more than for the 2007 period as decreases in interest income were more than offset by lower interest expense. The increase in the provision for loan losses resulted from higher amounts of nonperforming loans and increased net charge-offs in the 2008 period.


Net Interest Income

Net interest income is the principal source of the Company's earnings. During the 2008 three and nine month periods, reductions in yields earned on higher volumes of earning assets decreased further than did the rates paid for interest-bearing liabilities. Lower yields on loans in the 2008 periods coupled with the relative stability of deposit rates were of most significance in reducing net interest income.


Three Months Ended September 30, 2008 and 2007

Net interest income was $3,077 and $3,104 for the three months ended September 30, 2008 and 2007, respectively. Average interest earning assets for the third quarter of 2008 increased by $39,640 or 12% over the same period in 2007. The majority of this increase was in loans and resulted primarily from strong economic development throughout the upstate of South Carolina prior to the end of the 2008 second quarter. The average yield on loans for the third quarter of 2008 was 183 basis points lower than for the same period of 2007. This decrease was caused by lower yields on loans which resulted primarily from reductions in the prime rate as well as the reversal of previously recognized interest income totaling $108, and the suspension of recognition of interest income, on loans that were first categorized as nonaccruing loans during the period.

Average interest bearing liabilities increased by $36,053 or 12% comparing the third quarter of 2008 with the same period in 2007, due to the issuance of $29,000 of long-term fixed rate debt to the Federal Home Loan Bank of Atlanta since the end of the third quarter of 2007 and smaller increases in the average amounts of money market deposits and time deposits. During the third quarter of 2008, rates paid for deposit liabilities and for the Company's junior subordinated debentures decreased due a decline in other market rates of interest generally. Consequently, the average rate paid for interest bearing liabilities in the third quarter of 2008 was 125 basis points lower than in the same period of 2007. However, near the end of the 2008 period, conditions in world-wide credit markets became increasingly unstable and rates became abnormally volatile. Consequently, the Company is unable at this time to confidently predict the rates that it may incur in the short-term to obtain funding.

                                                              Average Balances, Income and Expenses, and Yields and Rates
                                                                      For the Three Months Ended September 30,
                                                                      ----------------------------------------
                                                                   2008                                        2007
                                                                   ----                                        ----
                                                                 Interest   Annualized                        Interest   Annualized
                                                   Average       Income/      Yields/           Average       Income/      Yields/
                                                 Balances (1)    Expense       Rates         Balances (1)     Expense       Rates
                                                 ------------    -------       -----         ------------     -------       -----

Federal funds sold and interest bearing
     deposits with other banks ..............      $  16,665      $    74       1.77%        $  13,645      $   190          5.52%
Investment securities (2) ...................         53,698          667       4.94%           51,705          631          4.84%
Loans (2) (3) (4) ...........................        290,497        5,394       7.39%          255,870        5,946          9.22%
                                                   ---------      -------                    ---------      -------
         Total interest earning assets ......        360,860        6,135       6.76%          321,220        6,767          8.36%


Interest bearing deposits ...................      $ 294,392      $ 2,695       3.64%        $ 287,363      $ 3,508          4.84%
Federal Home Loan Bank advances .............         29,000          264       3.62%                -            -          0.00%
Junior subordinated debentures ..............          8,247           99       4.78%            8,247          155          7.46%
Other borrowings ............................             24            -       0.00%                -            -          0.00%
                                                   ---------      -------                    ---------      -------
         Total interest bearing
           liabilities ......................        331,663        3,058       3.67%          295,610        3,663          4.92%
Net interest spread (5) .....................                                   3.09%                                        3.44%
Net interest income and net yield
     on earning assets (6) ..................                     $ 3,077       3.39%                       $ 3,104          3.83%

-----------------------------------------
(1)  Average balances are computed on a daily basis.
(2) Any interest income on tax-exempt instruments included in this category is not calculated on a tax-equivalent basis.
(3) Nonaccruing loans are included in the loan balance and income from such loans is recognized on a cash basis.
(4) Loan fees are included in the interest income computation, but are not considered material to the above analysis.
(5) Total interest earning assets yield less total interest bearing liabilities rate.
(6) Net yield on earning assets equals net interest income divided by total interest earning assets.

Nine Months Ended September 30, 2008 and 2007

Net interest income, was $9,563 and $9,415 for the nine months ended September 30, 2008 and 2007, respectively. Average interest earning assets for the first nine months of 2008 increased by $40,521 or 13% over the same period in 2007. The majority of this increase was in loans and resulted from strong economic development throughout the upstate of South Carolina, principally prior to the end of the second quarter of 2008. The average yield on loans decreased to 7.97% for the 2008 period from 9.51% for the 2007 nine month period primarily due to decreases in market rates.

Average interest bearing liabilities increased by $36,811 or 13% comparing the first nine months of 2008 with the same period in 2007. Deposit growth was responsible for approximately half of this increase and long-term fixed rate Federal Home Loan Bank advances made up the other half.

                                                                   Average Balances, Income and Expenses, and Yields and Rates
                                                                           For the Nine Months Ended September 30,
                                                                           ---------------------------------------
                                                                           2008                                2007
                                                                           ----                                ----
                                                                         Interest  Annualized                Interest  Annualized
                                                            Average      Income/    Yields/      Average     Income/    Yields/
                                                          Balances(1)    Expense     Rates     Balances(1)   Expense     Rates
                                                          -----------    -------     -----     -----------   -------     -----
Federal funds sold and interest bearing
     deposits with other banks                             $ 11,874     $   201      2.26%      $ 12,056    $   506      5.61%
Investment securities (2)                                    57,118       2,179      5.10%        48,439      1,729      4.77%
Loans (2) (3) (4)                                           278,101      16,602      7.97%       246,077     17,510      9.51%
                                                           --------     -------                 --------    -------
        Total interest earning assets                       347,093      18,982      7.31%       306,572     19,745      8.61%


Interest bearing deposits                                  $291,033     $ 8,559      3.93%      $273,577    $ 9,874      4.83%
Federal Home Loan Bank advances                              19,347         531      3.67%             -          -      0.00%
Junior subordinated debentures                                8,247         329      5.33%         8,247        456      7.39%
Other borrowings                                                  8           -      0.00%             -          -      0.00%
                                                           --------     -------                 --------    -------
        Total interest bearing
          liabilities                                       318,635       9,419      3.95%       281,824     10,330      4.90%
Net interest spread (5)                                                              3.36%                               3.71%
Net interest income and net yield
     on earning assets (6)                                              $ 9,563      3.68%                  $ 9,415      4.11%

-----------------------------------------
(1)  Average balances are computed on a daily basis.
(2) Any interest income on tax-exempt instruments included in this category is not calculated on a tax-equivalent basis.
(3) Nonaccruing loans are included in the loan balance and income from such loans is recognized on a cash basis.
(4) Loan fees are included in the interest income computation, but are not considered material to the above analysis.
(5) Total interest earning assets yield less total interest bearing liabilities rate.
(6) Net yield on earning assets equals net interest income divided by total interest earning assets.

Noninterest Income

Noninterest income was $261 and $166 for the three months ended September 30, 2008 and 2007, respectively. The 57% increase for the 2008 period is attributable to a $25 increase in service charges on deposit accounts, non-recurrence of a loss of $24 on the sale of investment securities in the 2007 period, and gains in the 2008 period on the sales of assets acquired in settlement of loans of $29 and on sales of premises and equipment of $16.

Noninterest income was $602 and $499 for the nine months ended September 30, 2008 and 2007, respectively. The 21% increase is attributed to a $56 increase in service charges on deposit accounts, $ 16 in gains on sales of investment securities in the 2008 period versus losses of $24 on such transaction in the 2007 period, a decrease of $30 in gains on the sale of assets acquired in settlement of loans and $43 in gains on sales of premises and equipment in the 2008 period.


Noninterest Expenses

Noninterest expenses for the three months ended September 30, 2008 and 2007 were $1,931 and $1,911, respectively. The small increase was caused primarily by higher salaries and employee benefits expenses and other expenses which were substantially offset by lower depreciation, insurance and professional fees expenses. Insurance expense for the 2008 three month period decreased by $44 from the 2007 period primarily due to changes in the Company's insurance coverage related to a portfolio of specialty commercial loans. Professional fees decreased by $25 primarily due to the non-recurrence of expenses recognized in the 2007 period to enable the Company to assess its system of internal control over financial reporting, to assess the impact of Internal Revenue Section 409A on various executive deferred compensation arrangements and to implement amendments to the arrangements arising therefrom.

Noninterest expenses for the nine months ended September 30, 2008 and 2007 were $6,115 and $6,015, respectively. The increase of $100 was due primarily to higher amounts of salaries and employee benefits offset by reductions in most other categories of noninterest expense.

Management is committed to stabilizing discretionary noninterest expenses where possible for the foreseeable future. However, if significant amounts of other real estate and other forms of assets are acquired in settlement of loans, or if significant increases in foreclosure proceedings become necessary due to continued deterioration in the local real estate markets or due to expansion of economic problems such as increased unemployment in the Company's market area, increases in nondiscretionary other expenses could negatively affect those efforts.


Provision and Allowance for Loan Losses

The allowance for loan losses was 1.21% of loans as of September 30, 2008 compared with 1.12% as of December 31, 2007. The provision for loan losses was $670 and $255 for the three months ended September 30, 2008 and 2007, respectively. During the third quarter of 2008, net charge-offs totaled $363. During the 2007 third quarter, net recoveries were $13. For the first nine months of 2008, the provision for loan losses was $1,385, compared with $680 for the same period of 2007. The higher provision for the 2008 three and nine month periods was primarily the result of growth in the loan portfolio, higher amounts of non-performing loans, and management's assessment of the potential losses inherent in the portfolio. While local residential housing markets have held up much better than other areas receiving more publicity, and the local economy has remained relatively stable thus far, management expects higher unemployment and rising credit problems will occur in the near term. Management reviews the adequacy of the allowance on an ongoing basis and believes it is adequate.

The following table shows the changes in the allowance for loan and lease losses during the periods shown:

                                                                          Nine Months Ended       Year Ended       Nine Months Ended
                                                                            September 30,         December 31,        September 30,
                                                                                 2008                 2007                  2007
                                                                                 ----                 ----                  ----
Allowance at beginning of period .................................           $   2,943             $   2,423             $   2,423
Provision for loan losses ........................................               1,385                 1,045                   680
Charge-offs ......................................................              (1,134)               (1,329)                 (459)
Recoveries .......................................................                 359                   804                   313
                                                                             ---------             ---------             ---------
Allowance at end of period .......................................           $   3,553             $   2,943             $   2,957
                                                                             =========             =========             =========

Allowance as a percentage of loans outstanding
at period end ....................................................                1.21%                 1.12%                 1.14%
Loans at end of period ...........................................           $ 293,789             $ 262,729             $ 260,285
                                                                             =========             =========             =========

Loans

The following table shows the composition of the loan portfolio at each date indicated.

                                                                       September 30,                December 31,
                                                                            2008                         2007
                                                                            ----                         ----
Commercial, financial and agricultural ...........................        $ 43,580           15%        $ 44,640         17%
Real estate - construction, land development and
  other land .....................................................          78,363           26%          84,458         32%
Real estate - mortgage ...........................................         166,745           57%         128,633         49%
Installment loans ................................................           5,101            2%           4,998          2%
                                                                          --------          ---         --------        ---
     Total loans .................................................        $293,789          100%        $262,729        100%
                                                                          ========          ===         ========        ===

Non-Performing Loans

Following is a summary of non-performing loans as of September 30, 2008 and December 31, 2007:

                                                                                                 September 30,          December 31,
                                                                                                     2008                   2007
                                                                                                     ----                   ----
Non-performing loans
  Nonaccrual loans ..................................................................               $6,081                $   1,127
  Loans past due 90 days or more and still accruing .................................                  348                        -
                                                                                                    ------                ---------
                Total ...............................................................               $6,429                $   1,127
                                                                                                    ======                =========
Non-performing loans as a percentage of:
  Loans outstanding .................................................................                 2.19%                    0.43%
  Allowance for loan losses .........................................................               180.95%                   38.29%

There were no restructured loans in either period. As of June 30, 2008, there were $1,425 in nonaccrual loans and no loans past due 90 days or more and still accruing interest. During the three months ended September 30, 2008, eighteen loans with gross amounts totaling $4,856 became nonaccruing loans. Approximately $742 of the allowance for loan losses is allocated specifically to those loans. Thirteen loans with outstanding gross amounts of $1,225 that were included in nonaccrual loans as of June 30, 2008 continue to be included in that category as of September 30, 2008. Approximately $441 of the allowance for loan losses is specifically allocated to those loans.

Potential problem loans, consisting of loans where information about the borrower's possible credit problems causes management to have serious doubts about their ability to comply with current repayment terms and which may result in subsequent classification of such loans as non-performing loans, totaled $1,730 as of September 30, 2008. Approximately $320 of the allowance for loan losses is specifically allocated to these loans.



LIQUIDITY

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is provided by maintaining assets which may be immediately converted into cash at minimal cost. However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Bank's service area. Asset liquidity is provided from several sources, including amounts due from banks, federal funds sold, funds from maturing loans and funds from the sale of investment securities.

The Bank is a member of the FHLB of Atlanta (the "FHLB") and, as such, has the ability to borrow against eligible collateral items consisting of certain investment securities, certain 1-4 family residential mortgage loans and qualifying commercial loans. At September 30, 2008, the Bank had $29,000 of such borrowings outstanding and had the ability to borrow up to an additional $80,440 from the FHLB.

The Bank also has $4,400 available through lines of credit with other banks as an additional source of liquidity funding. Management believes that the Company's and the Bank's overall liquidity sources are adequate to meet their operating needs in the ordinary course of business.

The Emergency Economic Stabilization Act of 2008 ("EESA"), signed into law on October 3, 2008, is intended to allow financial institutions to conduct business in a more normal manner. Enactment of this law followed a brief but potentially disastrous period when banks and other financial institutions became reluctant to extend credit, even to other similar borrowers. As a result, the financial markets' ability to facilitate the free flow of credit and to complete other transactions necessary to ensure the continued operation of businesses was nearly destroyed. The sudden failures of a few large financial institutions prompted concerns about the status of deposit relationships in excess of FDIC insurance coverage. Consequently, many customers began to diversify their deposit holdings among a large number of financial institutions in order to secure FDIC coverage for as much of their bank balances as possible. Some of those efforts were proximate causes for the failures of other banks and some brokerage houses. Although such efforts did not adversely affect the Bank directly, they caused adversely affected banks to raise their rates in the Bank's markets, thereby increasing the Bank's cost of funds.

To supplement the liquidity enhancement programs under EESA, the FDIC implemented a Temporary Liquidity Guarantee Program, pursuant to which FDIC insurance for non-interest bearing transaction accounts was extended without dollar limit on a limited-time basis and the FDIC guaranteed the senior unsecured debt of all financial institutions for a limited time. FDIC insured financial institutions can opt out of either of those two initiatives, or may continue in the programs through 2009. If an institution stays in the program, its FDIC insurance assessments would increase in future periods. The Bank intends to continue coverage in the deposit guarantee portion of the Temporary Liquidity Guarantee Program, but has not determined whether it will continue coverage under the program's debt guarantee provisions.

The Company's loan-to-deposit ratio was 94.0% as of September 30, 2008 and 86.0% as of December 31, 2007.


CAPITAL RESOURCES

The Company's capital base increased by $2,114 during the first nine months of 2008. This change resulted primarily from net income of $1,711. Cash dividends declared during the first nine months of 2008 totaled $206. Other items increasing shareholders' equity included share-based compensation of $85 and exercises of employee stock options totaling $599. Unrealized holding losses on available for sale securities totaled $75 during the 2008 nine month period. As of September 31, 2008, the Company held $1,264 of securities which had been in an unrealized loss position for at least 12 consecutive months. These unrealized losses are not considered to be other-than-temporary because these market value declines are believed to be the result of changes in market interest rates rather than in their ultimate collectibility. The issuers of the securities are all government-sponsored enterprises. In addition, the Company has both the ability and the intent to hold the securities until such time as the values recover or the securities mature. The Company's average equity to average assets ratio was 6.57% at September 30, 2008, compared with 6.43% at December 31, 2007.

The Federal Reserve and the FDIC have issued guidelines for risk-based capital requirements for bank holding companies and banks. As of September 30, 2008, the Company and Bank exceeded the capital levels that are required to be maintained.

It is management's objective to maintain capital levels such that the Bank will continue to be considered well capitalized. However, no assurance can be given that this objective will be achieved. The Company anticipates that it will maintain capital at levels that will allow the Company and the Bank to qualify as being adequately capitalized as defined by regulation.

Company and Bank capital ratios at September 30, 2008 are presented in the following table along with the "well capitalized" and minimum ratios applicable to the Bank under the FDIC regulatory definitions and guidelines:


                                                            Total
                                                Tier 1      Capital    Leverage
                                                ------      -------    --------
Company ....................................    10.2%        11.4%      8.4%
Bank .......................................     9.9%        11.0%      8.1%
Minimum "well-capitalized" requirement .....     6.0%        10.0%      5.0%
Minimum requirement ........................     4.0%         8.0%      4.0%

OFF-BALANCE-SHEET ARRANGEMENTS

The Company, through operations of the Bank, makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of the Bank at predetermined interest rates for a specified period of time. At September 30, 2008, the Bank had issued commitments to extend credit of $70,022 through various types of lending.

The commitments generally expire over one year. Past experience indicates that many of these commitments to extend credit will expire unused. However, as described in "Liquidity," the Company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by borrowers.

In addition to commitments to extend credit, the Bank also issues standby letters of credit which are assurances to a third party that it will not suffer a loss if the Bank's customer fails to meet its contractual obligations to the third party. Standby letters of credit totaled $1,165 at September 30, 2008. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity, the Bank believes that it will have the necessary resources to meet these obligations should the need arise.

Neither the Company nor the Bank is involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings. Obligations under noncancelable operating lease agreements totaled approximately $292 at September 30, 2008. These obligations are payable over several years as shown in Note 10 to the Company's audited Financial Statements included in the Company's 2007 Annual Report on Form 10-K.


Commitments and Contingencies

As a result of the acquisition of $2,413 in specialty commercial loans during the second quarter of 2005, the Company is obligated to pay the seller's former owners a percentage of the outstanding loan balances each quarter. Currently, the percentage payout is 3% annually, but the percentage declines over the life of an agreement that expires May 16, 2015. Payments during the first nine months of 2008 totaled $160.

Variable Interest Entity

On May 3, 2006, the Company sponsored the creation of a Delaware statutory trust, GrandSouth Capital Trust I (the "Trust"), and is the sole owner of the common securities issued by the Trust. On May 10, 2006, the Trust issued $8,000 in floating rate capital securities. The proceeds of this issuance, and the amount of the Company's investment in the common securities, were used to acquire $8,247 principal amount of the Company's floating rate junior subordinated debt securities due 2036 ("Debentures"), which securities, and the accrued interest thereon, now constitute the Trust's sole assets. The interest rate associated with the debt securities, and the distribution rate on the common securities of the Trust, is adjustable quarterly at 3 month LIBOR plus 185 basis points. The Company may defer interest payments on the Debentures for up to twenty consecutive quarters, but not beyond the stated maturity date of the Debentures. In the event that such interest payments are deferred by the Company, the Trust may defer distributions on the capital and common securities. In such an event, the Company would be restricted in its ability to pay dividends on its common stock and perform under other obligations that are not senior to the Debentures.

The Debentures are redeemable at par at the option of the Company, in whole or in part, on any interest payment date on or after June 23, 2011. Prior to that date, the Debentures are redeemable at par plus a premium of up to 4.40% of par upon the occurrence of certain events that would have a negative tax effect on the Trust or that would cause it to be required to be registered as an investment company under the Investment Company Act of 1940 or that would cause trust preferred securities not to be eligible to be treated as Tier 1 capital by the Federal Reserve Board. Upon repayment or redemption of the Debentures, the Trust will use the proceeds of the transaction to redeem an equivalent amount of capital securities and common securities. The Trust's obligations under the capital securities are unconditionally guaranteed by the Company. In accordance with Financial Accounting Standards Board Interpretation 46(R), the Trust is not consolidated in the Company's financial statements.


Item 3. - Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises principally from interest rate risk inherent in its lending, deposit and borrowing activities. Management actively monitors and manages its interest rate risk exposure. Although the Company manages other risks, such as credit quality and liquidity risk in the normal course of business, management considers interest rate risk to be its most significant market risk and this risk could potentially have the largest material effect on the Company's financial condition and results of operations. Other types of market risks such as foreign currency exchange risk and commodity price risk do not arise in the normal course of community banking activities.

As of September 30, 2008 there was no significant change from the interest rate sensitivity analysis as of December 31, 2007. The foregoing disclosures related to the market risk of the Company should be read in connection with Management's Discussion and Analysis or Plan of Operation included in the 2007 Annual Report on Form 10-K.


Item 4T. - Controls and Procedures

Based on the evaluation required by 17 C.F.R. Section 240.13a-15(b) or 240.15d-15(b) of the Company's disclosure controls and procedures (as defined in 17 C.F.R. Sections 240.13a-15(e) and 240.15d-15(e)), the Company's chief executive officer and chief financial officer concluded that such controls and procedures, as of the end of the period covered by this report, were effective.

In connection with management's evaluation required by 17 C.F.R. 240.13a-15(d) or 240.15d-15(d) of the Company's internal control over financial reporting, management has determined that there has been no change in the Company's internal control over financial reporting during the most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.


PART II - OTHER INFORMATION

Item 1A. - Risk Factors

Set forth below are a number of risks related to our business and our industry that should be considered in light of recent events affecting financial markets and the national economy.

1. There can be no assurance that recent government actions will help stabilize the U.S. financial system.

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, various branches and agencies of the U.S. government have put in place laws, regulations and programs to address capital and liquidity issues in the banking system. There can be no assurance, however, as to the actual impact that such laws, regulations and programs will have on the financial markets, including the extreme levels of volatility, liquidity and confidence issues and limited credit availability currently being experienced. The failure of such laws, regulations and programs to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

2.   Current levels of market volatility are unprecedented.

Although many markets have been experiencing volatility and disruption for months, in the past few weeks, the volatility and disruption of financial and credit markets has reached unprecedented levels for recent times. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers' underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

3.   The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers, dealers, commercial banks, investment banks, and government sponsored enterprises. Many of these transactions expose us to credit risk in the event of default of our counterparty. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or other obligation due us. There is no assurance that any such losses would not materially and adversely affect our results of operations or earnings.

4. Current market developments may adversely affect our industry, business and results of operations.

Dramatic declines in the housing market during the prior year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers, including other financial institutions. The resulting lack of available credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity could materially and adversely, directly or indirectly, affect our business, financial condition and results of operations.


Item 6. - Exhibits

Exhibits 31.1  Rule  13a-14(a)/15d-14(a)  Certification  of principal  executive officer

         31.2 Rule 13a-14(a)/15d-14(a) Certification of principal accounting officer

           32  Certifications pursuant to 18 U.S.C. Section 1350

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


   GRANDSOUTH BANCORPORATION
    Registrant



By:    /s/ Mason Y. Garrett                        Date: November 13, 2008
     ------------------------------------               ------------------
     Mason Y. Garrett
     Chief Executive Officer


By:    /s/ J. B. Garrett                           Date: November 13, 2008
     ------------------------------------                -----------------
     J. B. Garrett
     Chief Financial Officer

                                  EXHIBIT INDEX


31.1   Rule 13a-14(a)/15d-14(a) Certification of principal executive officer

31.2   Rule 13a-14(a)/15d-14(a) Certification of principal accounting officer

32     Certifications pursuant to 18 U.S.C. Section 1350